UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

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2017 NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

MAY 5, 2017
BRISTOL, CONNECTICUT

123 Main Street
Bristol, Connecticut 06010

March 20, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

You are invited to attend Barnes Group Inc.‘s 2017 Annual Meeting of Stockholders on Friday, May 5, 2017 at the DoubleTree By Hilton, 42 Century Drive, Bristol, CT 06010, at 11:00 a.m., Eastern Daylight Time. Proposals to be considered at the Annual Meeting include:

Proposal		Board Vote Recommendation
1.	Election of 11 directors (page 2)	FOR
2.	Ratify the Company’s Bylaw amendment allowing proxy access (page 12)	FOR
3.	Advisory vote to approve the Company’s executive compensation (page 15)	FOR
4.	Advisory resolution regarding the frequency of holding an advisory vote on the Company’s executive compensation (page 16)	FOR Annual Frequency
5.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2017 (page 52)	FOR
●	To conduct such other business that may properly come before the meeting

Stockholders of record at the close of business on March 9, 2017 (Record Date) may vote at the meeting. Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 5 and FOR annual relative to Proposal 4.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible. Stockholders of record on the Record Date are entitled to vote at the meeting or in the following ways:

Phone	In the U.S. or Canada, you can vote your shares by calling +1 (800) 690-6903	Internet	You can vote your shares using the internet at www.proxyvote.com. You will need the 12-digit control number on the Notice of Internet Availability or proxy card.

QR CODE	You can vote your shares by scanning the QR code. You will need the 12-digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.	Mail	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

Thomas O. Barnes
Chairman of the Board

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement carefully before voting.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal		Board Vote Recommendation
1.	Election of 11 directors (page 2)	FOR
2.	Ratify the Company’s Bylaw amendment allowing proxy access (page 12)	FOR
3.	Advisory vote to approve the Company’s executive compensation (page 15)	FOR
4.	Advisory resolution regarding the frequency of holding an advisory vote on the Company’s executive compensation (page 16)	FOR Annual Frequency
5.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2017 (page 52)	FOR
●	To conduct such other business that may properly come before the meeting

2017 DIRECTOR NOMINEES

			Committee Memberships
Name and Principal Occupation	Age	Audit	CMDC	CG
Thomas O. Barnes	68
Chairman of the Board, Barnes Group Inc.
Elijah K. Barnes	36	☑
Principal, Avison Young
Gary G. Benanav	71		☑	☑
Former CEO, New York Life International, LLC and Former Vice
Chairman and Director, New York Life Insurance Company
Patrick J. Dempsey	52
President and CEO, Barnes Group Inc.
Thomas J. Hook	54	☑
President and CEO, Integer
Mylle H. Mangum	68		☑
CEO, IBT Enterprises, LLC			Chair
Hans-Peter Männer	54
Managing Director of Proventus Verwaltungs-GmbH
Hassell H. McClellan	71	☑		☑
Former Associate Professor of Finance and Policy, Boston College’s				Chair
Wallace E. Carroll School of Management
William J. Morgan	70	☑		☑
Former Partner, KPMG LLP		Chair
Anthony V. Nicolosi	63
Former Regional Risk Management Partner for the Americas,
KPMG LLP
JoAnna L. Sohovich	45		☑
CEO, The Chamberlain Group, Inc.
Number of meetings held in 2016		8	4	3

i

BOARD HIGHLIGHTS

Nominees for Director shall be selected on the basis of their qualifications, such as:

●	Character, wisdom, judgment and integrity
●	Experience in positions with a high degree of responsibility
●	Prominence and accomplishments in areas relevant to the Company’s business activities
●	Understanding of the Company’s business environment
●	Strategy-development, experience in technology-laden industrial businesses and/or other relevant firms
●	Commitment to maximize stockholder value
●	The capacity and desire to represent the interests of the Company’s stockholders as a whole
●	The extent to which the interplay of the Nominee’s skills, knowledge, expertise and diversity of background with that of the other Board members will help build a Board that is effective in collectively meeting the Company's strategic needs and serving the long-term interests of the Company or its stockholders
●	Ability to devote sufficient time to the affairs of the Company

CEO Experience – 6

Manufacturing Expertise – 5

Financial Experience – 6

Diversity – 3

2016 Tenure Average – 11 years

Historical Tenure Average
2013 – 15 yrs.	2014 – 13 yrs.	2015 – 14 yrs.

Board Engagement

Board and Committee attendance exceeded 98.8% for the last 8 years

	BOD	AC	CMDC	CG
Attendance	98.8%	99%	98.8%	100%
(2009 to 2016)
# of Meetings	77	68	35	26

Key Accomplishments:
●	Declared continuous dividends since 1934
●	Adopted Lead Independent Director role
●	Adopted political contributions policy
●	Adopted proxy access
●	Set director age limits
●	Required majority voting in uncontested director elections
●	Declassified the Board

GOVERNANCE HIGHLIGHTS

Independence
●	7 of our 10 directors are independent
●	Our CEO is the only management director
●	Audit, Compensation and Corporate Governance Committees are composed exclusively of independent directors

Board Practices
●	Annual evaluation processes for the Board and each of the standing committees
●	Directors may not stand for election after age 72
●	Regular consideration of rotation of committee chairs and members
●	Corporate Governance Guidelines require directors to attend director education programs and briefing sessions
●	A prohibition on directors simultaneously serving on more than three public company audit committees, including that of the Company
●	Restrictions on hedging and pledging Company stock by directors and executive officers

Board Oversight of Risk Management
●	Board risk management oversight with a focus on the most significant risks facing the Company
●	Committee oversight and disclosure regarding political activities

Executive Sessions
●	Regular executive sessions of Board and committees without management present
●	Lead Independent Director presides at executive sessions of the independent directors

Lead Independent Director
●	Lead Independent Director with clearly established authority and responsibility over Board governance and operations
●	Selected by independent directors
●	Serves as a liaison between the Chairman of the Board and the independent directors

Accountability
●	Declassified Board - directors serve one-year terms
●	Bylaws - directors must receive more “for” than “withhold” votes in uncontested elections
●	Stockholders have right to hold special meetings

Stock Ownership Requirements
●	Long-standing executive and director stock ownership requirements
●	CEO required to own five times his salary
●	Other named executive officers required to own three times their salary

Other Best Practices
●	A policy that requires Corporate Governance Committee approval before an executive officer accepts outside board membership with for-profit entities
●	Bylaw amendment allowing proxy access
●	Stockholder engagement and outreach to allow for management and the Board to understand and consider issues that matter most to stockholders and enable the Company to address them effectively

2016 EXECUTIVE COMPENSATION KEY ELEMENTS

The following summary of specific features of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executive officers and stockholders.

What We Do
●We pay-for-performance - over 80% of CEO total direct compensation at target (and on average over 60% for other NEOs) is at risk in the form of annual and long-term incentives
●We consider a relevant peer group in establishing compensation
●We review the complete compensation package of every NEO annually
●We have robust stock ownership requirements - 5x base salary for CEO and 3x for other NEOs
●We have a clawback policy incorporated into our incentive compensation plans
●We have “double trigger” equity vesting in the event of a change in control for all NEO awards
●We have an independent compensation consultant that works directly with the Compensation Committee

EQUITY

Stock Options
●	Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.
Restricted Stock Units
●	Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.
Performance Share Awards
●	Performance-based vesting at the end of a 3-year cycle; based on two equally weighted measures: Total Shareholder Return (TSR) relative to the performance of the Russell 2000 Index companies; and Return On Invested Capital (ROIC) performance against an absolute internal goal as determined by the Compensation Committee.
CASH
Salary
●	Base salaries are reviewed annually and are typically increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities.
Annual Incentive Compensation
●	Stockholder-approved program with payouts based on accomplishing targeted financial performance measures. Annual incentive targets for our NEOs range from 45% to 75% of base salary at target level performance. Actual payouts may range from zero to three times target based on performance compared to our three performance measures.
RETIREMENT
●	NEOs participate in qualified retirement programs generally available to the Company’s US employees. NEOs also participate in a nonqualified retirement program that provides benefits on base salary earnings in excess of Internal Revenue Service (IRS) limits on qualified plans. Messrs. Dempsey and Stephens also participate in grandfathered nonqualified executive retirement programs that are closed to new entrants.
CHANGE IN CONTROL AND SEVERANCE
●	Severance payable and benefit continuation upon termination of employment in certain specified circumstances or upon a change in control. Severance ranges from a multiple of one times base salary plus pro rata bonus for certain non-change in control events, to two times base salary plus pro rata bonus and additional benefits for other change in control events.
LIMITED PERQUISITES
●	Financial planning and tax preparation services, annual physicals (for amounts not otherwise covered by health insurance) and executive life insurance (with tax gross-up benefit for grandfathered participants only).

What We Don’t Do
●We don’t provide any 280G gross-ups for a “golden parachute payment”
●We don’t have excessive perquisites
●We don’t have individual employment agreements with any executive officer
●We don’t allow re-pricing of underwater stock options without stockholder approval
●We don’t have a minimum payout of annual incentive or long term incentive compensation

2016 NEO COMPENSATION SUMMARY

Name & Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value & Nonqualified Deferred Comp. Earnings	All Other Comp.	Total
Patrick J. Dempsey	$800,000	$0	$3,054,284	$532,073	$670,103	$902,828	$210,378	$6,169,666
President and CEO
Christopher J. Stephens, Jr.	461,000	0	670,851	142,801	257,431	67,084	162,030	1,761,197
SVP, Finance and CFO
Scott A. Mayo	425,000	0	425,945	90,624	256,103	0	27,859	1,225,531
SVP and President, Barnes
Industrial
Michael A. Beck [1]	325,000	55,000	950,214	195,986	85,007	0	62,075	1,673,282
SVP and President, Barnes
Aerospace
James P. Berklas	370,000	0	288,630	61,789	185,954	0	27,891	934,264
SVP, General Counsel and
Secretary
1.	Mr. Beck’s salary represents a portion of his $390,000 base salary since he joined the Company effective March 2016.

2018 ANNUAL MEETING

●	Deadline for stockholder proposals to be included in the proxy statement for the 2018 Annual Meeting of Stockholders: November 23, 2017.

v

PROXY STATEMENT FOR 2017
ANNUAL MEETING OF STOCKHOLDERS
MAY 5, 2017

We are sending this proxy statement and a proxy or voting instruction form in connection with Barnes Group Inc.’s solicitation of proxies on behalf of its Board of Directors (Board), for our 2017 Annual Meeting of Stockholders (2017 Annual Meeting). Availability of this proxy statement and accompanying materials is scheduled to begin on or about March 20, 2017. Please submit your vote and proxy by telephone, the internet, or if you received your materials by mail, you can also complete, sign, date and return your proxy or voting instruction form.

GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders. Our Board and senior management devote considerable time and attention to corporate governance matters and we maintain a comprehensive set of policies and procedures to enable effective corporate governance. We regularly review best practices in corporate governance and modify our policies and procedures as warranted. We also solicit feedback from stockholders on governance and executive compensation practices.

You can access our governance materials on our website at www.BGInc.com; click on “Investor Relations” and then “Corporate Governance.” These documents will also be provided without charge to any stockholder upon written request to Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Governance Materials
●	Certificate of Incorporation
●	Bylaws
●	Charters for our Audit, Compensation and Corporate Governance Committees
●	Code of Business Ethics and Conduct
●	Corporate Governance Guidelines
●	Corporate Social Responsibility Report
●	Political Activity Policy

Proposal 1 – Election of Directors

Upon the recommendation of the Corporate Governance Committee, the Board has nominated Thomas O. Barnes, Elijah K. Barnes, Gary G. Benanav, Patrick J. Dempsey, Thomas J. Hook, Mylle H. Mangum, Hans-Peter Männer, Hassell H. McClellan, William J. Morgan and JoAnna L. Sohovich to be elected at the 2017 Annual Meeting for continuing membership to the Board. The Board also recommends Anthony V. Nicolosi for election to the Board as a first time nominee.

The Board has determined that except for Messrs. T. Barnes, Dempsey and Männer, each nominee is an independent director. If elected, each nominee will hold office until the 2018 annual meeting unless any of them earlier dies, resigns, retires or is removed, as provided in the Bylaws.

The eleven nominees are listed below with brief biographies. Each director has been associated with his or her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company unless otherwise noted.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe the persons nominated will be unable to serve if elected.

The Board recommends a vote FOR all nominees.

Board Of Directors

NOMINEES FOR ELECTION

THOMAS O. BARNES	Age: 68	Director since: 1978	Committees: None

Mr. Barnes is Chairman of the Board and was a non-management employee of the Company through December 31, 2014. From 2007 until 2012 he served as a director of New England Bank Shares, Inc. He served as a director of Valley Bank from 2005 to 2007 when it was merged into New England Bank Shares, Inc. Mr. Barnes’ qualifications to be a member of our Board include his experience in the fields of manufacturing, finance and governance with numerous organizations throughout his career, including the Company’s former distribution business. In addition, Mr. Barnes has owned and managed several businesses and has experience in the commercial lending field. He has served on the Board for over 35 years, has served as Chairman of our Board since 1995, and has served as chairman, trustee or director for over 20 non-profit organizations.

ELIJAH K. BARNES	Age: 36	Director since: 2016	Committees: Audit

Mr. Barnes has over 13 years of experience in the areas of commercial real estate, lease negotiation and finance. He currently is Principal, Avison Young since 2014, where he is the co-head of the Agency Leasing Practice Group for the Washington D.C. office. From 2008 to 2014, he was Managing Director and Principal at Cassidy Turley. Prior to this, he was Vice President for the Leasing Management Group at Jones Lang LaSalle. Mr. Barnes’ qualifications to serve on our Board include his significant real estate experience that contributes to the Company’s management of its extensive owned and leased real estate portfolio. In addition to his business and financial qualifications, Mr. Barnes’ membership on the Board continues a legacy of family oversight, sixth generation as Mr. T. Barnes’ son, that is uniquely devoted to the Company’s long-term success and returning value to Company stockholders.

GARY G. BENANAV	Age: 71	Director since: 1994	Committees: CMDC, CG

Mr. Benanav retired in March 2005 from New York Life International, LLC where he was the Chief Executive Officer from December 1997, and the Vice Chairman and a director of New York Life Insurance Company from November 1999. From January 2000 to May 2016, he served as a director of Express Scripts Holding Company (ESI), a full-service pharmacy benefit management company. Mr. Benanav’s qualifications to be a member of our Board include having served as the executive officer of two U.S. corporations with assets in excess of $100 billion, extensive international business experience, extensive management responsibility for U.S. and international insurance and financial services companies, experience in dealing with regulators and legislators, extensive knowledge of finance and accounting matters including complex financial statement and accounting issues across various types of businesses, and practice as a business attorney for 15 years, including serving as a legal advisor to boards of directors for over five years. In addition, Mr. Benanav received a Presidential appointment as U.S. representative to APEC Business Advisory Council (2002 to 2005).

PATRICK J. DEMPSEY	Age: 52	Director since: 2013	Committees: None

Mr. Dempsey was appointed the President and Chief Executive Officer of the Company in March 2013. Prior to this appointment, since February, 2012, he served as the Company’s Senior Vice President and Chief Operating Officer, and was responsible for oversight and direction of the Company’s global business segments, as well as working closely on the development and execution of the Company’s strategic plan. Mr. Dempsey joined the Company in October 2000 and has held a series of roles of increasing responsibility. He was appointed Vice President, Barnes Group Inc. and President, Barnes Aerospace in 2004, Vice President, Barnes Group Inc. and President, Barnes Distribution in October 2007, and Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services in October 2008. He is currently a director of Nucor Corporation having been appointed in 2016. Mr. Dempsey’s qualifications to be a member of our Board include his extensive knowledge of the Company’s business operations and his depth of experience in the fields of business management, enterprise management systems, business development and international operations.

THOMAS J. HOOK	Age: 54	Director since: 2016	Committees: Audit

Mr. Hook has been the President and Chief Executive Officer of Integer (formerly Greatbatch) since August 2006. Prior to this, he was Chief Operating Officer, a position to which he was appointed in September 2004. From August 2002 until September 2004, Mr. Hook was employed by CTI Molecular Imaging where he served as President, CTI Solutions Group. From March 2000 to July 2002, he was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. From 1997 to 2000, Mr. Hook worked for the Van Owen Group Acquisition Company and prior to that, Duracell, Inc. He is Chairman of the Board of HealthNow New York, Inc., a leading health care company in Western New York that provides quality health care services to companies and individuals in that region, and serves on its executive committee. Mr. Hook’s qualifications to be a member of our Board include his wealth of leadership experience, particularly in the high-tech manufacturing industry, together with his substantial knowledge of finance and accounting by virtue of his educational background and multiple executive management positions.

MYLLE H. MANGUM	Age: 68	Director since: 2002	Committees: CMDC (Chair)

Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC, a leading provider of branch banking solutions, since October 2003. Prior to this, she served as the Chief Executive Officer of True Marketing Services, LLC since July 2002, focusing on consolidating marketing services companies. From 1999 to 2002, she was the Chief Executive Officer of MMS Incentives, Inc., a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is currently a director of PRGX Global, Inc., Haverty Furniture Companies, Inc., and Express, Inc. She also served as a director of Collective Brands Inc., and its predecessor PaylessShoeSource, Inc., from 1997 to 2012, Scientific-Atlanta, Inc. from 1993 to 2006, Respironics, Inc. from 2004 to 2008, Matria Healthcare, Inc. from 2006 to 2008, and Emageon Inc. from 2004 to 2009. Ms. Mangum’s qualifications to be a member of our Board include her current service as a chief executive officer, and extensive business and management experience including, in addition to that mentioned above, serving as an executive with General Electric, BellSouth and Holiday Inn Worldwide. She has extensive knowledge of marketing, accounting and finance, as well as compliance and internal controls.

HANS-PETER MÄNNER	Age: 54	Director since: 2016	Committees: None

Hans-Peter Männer is the former Chief Executive Officer of Otto Männer GmbH, a leader in the development and manufacture of high precision molds, valve gate hot runner systems, and micro-injection molding systems which the Company acquired in 2013. Prior to joining Männer in 1990, Mr. Männer studied product engineering at the University of Applied Sciences, graduating as a civil engineer completing three years vocational training as a toolmaker. He has over 18 years experience as a board member for Volksbank Freiburg and over 10 years experience as a board member for WVIB Wirtschaftsverband, a trade association. Mr. Männer is currently the Managing Director of Proventus Verwaltungs-GmbH, a limited partnership managing properties and capital assets. He holds an Executive MBA from Steinbeis University, Berlin. The Board appointed Mr. Männer to the Board as a director in 2016. Mr. Männer’s qualifications to be a member of our Board include his extensive experience in the plastic injection molding industry and industrial manufacturing, together with a background in finance and asset management. As such, Mr. Männer is well-qualified to help lead the strategic direction and investment decisions for the Company’s evolving portfolio of differentiated technologies.

HASSELL H. MCCLELLAN	Age: 71	Director since: 2010	Committees: Audit, CG (Chair)

Dr. McClellan retired in 2013 as an Associate Professor of Finance and Policy at Boston College’s Wallace E. Carroll School of Management, where he served as the Associate Dean from 1996 to 2000. Dr. McClellan had been a member of the faculty of Boston College since 1984. He specializes in global competitiveness and strategic management for boards of directors and financial services, and has both an MBA and a Doctor of Business Administration degree. Dr. McClellan has served as trustee of the Virtus Variable Insurance Trust (formerly Phoenix Edge Series Fund) since 2008, as trustee of both the John Hancock Variable Insurance Trust and John Hancock Funds II since 2005, as trustee of John Hancock Funds and John Hancock Funds III since 2012, and as trustee of Virtus Mutual Funds since January 1, 2015. Dr. McClellan’s qualifications to be a member of our Board include his extensive experience and expertise in global competitiveness, strategic planning and finance. In addition to his academic achievements in these areas, he has served as a board member or trustee of more than ten non-profit and private organizations.

WILLIAM J. MORGAN	Age: 70	Director since: 2006	Committees: Audit (Chair), CG

Mr. Morgan is a retired partner of the accounting firm KPMG LLP (KPMG) where he served clients in the industrial and consumer market practices. After his retirement in 2006, and until 2010, he was a consultant to KPMG’s Leadership Development Group and Dean of KPMG’s Chairman’s 25 Leadership Development Program. He is the Audit Committee financial expert of our Board. From 2004 until 2006, Mr. Morgan was the Chairman of KPMG’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. He previously served as the Managing Partner of KPMG’s Stamford, Connecticut office. Mr. Morgan is currently a director of PGT, Inc. and The J.G. Wentworth Company. He previously served as a member of the Boards of Directors for KPMG and KPMG Americas. In addition to his service with KPMG and on other boards of directors, Mr. Morgan’s qualifications to be a member of our Board include his 39 year career and expertise in the accounting and auditing fields, as well as his extensive practice as a certified public accountant and experience working with global industrial companies relative to accounting, finance, auditing, controls, risk management, compliance and corporate governance.

JOANNA L. SOHOVICH	Age: 45	Director since: 2014	Committees: CMDC

Ms. Sohovich is the Chief Executive Officer of The Chamberlain Group, Inc. since February 2016. Prior to that she was the Global President, STANLEY Engineered Fastening at Stanley Black & Decker, Inc. where she led a global technology and manufactured goods business. Before being appointed to this position in 2015, she served as Global President, Industrial & Automotive Repair since 2012 and, prior to that, Industrial & Automotive Repair President - North America, Asia and Emerging Regions since 2011, both at Stanley Black & Decker, Inc. From 2002 to 2011, Ms. Sohovich served in several roles of increasing responsibility at Honeywell International, including President, Security & Communications from 2010 to 2011 emphasizing new product development and innovation, Vice President & General Manager, Commercial Building Controls from 2008 to 2010, leading growth initiatives across a broad commercial building controls portfolio, and Integration Leader from 2007 to 2008 resulting in Honeywell’s successful acquisition and integration of Maxon Corporation. Ms. Sohovich served as Vice President, Six Sigma for Honeywell from 2004 to 2005. Her earlier experience includes Plant Management, Repair and Overhaul Shop Management, Quality Management and service as an officer in the United States Navy. Ms. Sohovich’s qualifications to be a member of our Board include her extensive executive management and leadership experience, broad knowledge of industrial manufacturers, global mindset and direct experience in driving innovation and strategic growth initiatives.

FIRST TIME NOMINEE FOR ELECTION

ANTHONY V. NICOLOSI	Age: 63	Director Nominee	Committees: None

Mr. Nicolosi is a retired partner of the accounting firm KPMG LLP (KPMG) where he had an approximately 39 year career. Most recently, Mr. Nicolosi served in the Firm's National Office from 2008 to 2013 as the Regional Risk Management Partner for the Americas (one of three KPMG Global Regions), the National Partner in charge of Risk Management for the US Audit Practice and the Coordinator of the Firm-wide Enterprise Risk Management Process. He also served as a member of the Global Quality and Risk Management Steering Group; US Legal, Risk and Regulatory Committee; Audit Operations Leadership and others. From 1987 to 2008, Mr. Nicolosi held positions as Engagement Partner or SEC Reviewing Partner for US and multinational clients in many industries, including diversified industrials and power generation. For certain years in this period, Mr. Nicolosi served in the National Office's Department of Professional Practice and held various leadership positions. Mr. Nicolosi also served for over 10 years as a panel member on KPMG's Audit Committee Institute roundtables and other related initiatives. Mr. Nicolosi's qualifications to be a member of our Board include his extensive practice as a certified public accountant and experience relative to accounting, auditing, internal controls, risk management, compliance and corporate governance acquired through serving notable multinational companies, leadership positions, audit committee contributions and more.

Director Independence

Board Independence. The Board has adopted categorical standards to guide it in determining director independence. Under these standards, which are part of our Corporate Governance Guidelines and listed below, an “independent” director must meet the independence requirements in the New York Stock Exchange (NYSE) listing standards, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company.

a.	A director will not be independent if (i) the director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the NYSE) other than on an interim basis; (iii) the director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $120,000 in direct compensation from the Company, other than compensation received by an immediate family member of a director for service as a non-executive employee of the Company and director and committee fees and deferred compensation for prior service, provided, that such deferred compensation is not contingent on continued service; (iv) the director is employed by the Company’s independent auditor; (v) an immediate family member of the director is employed by the Company’s independent auditor (I) as a partner or (II) otherwise as an employee who personally works on the Company’s audit; (III) the director or an immediate family member was within the last three years a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (IV) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company director or an immediate family member of the director as an executive officer.

b.	The following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) if a Company director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided, that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

c.	For relationships not covered by b. above, the directors who are independent under the Corporate Governance Guidelines in a. and b. above will determine whether the relationship is material and, therefore, whether the director is “independent.” The Company will explain in the next proxy statement the basis of any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality in b. above.

The Board has determined that other than Messrs. T. Barnes, Dempsey and Männer, all of our director nominees are independent under the listing standards of the NYSE and the above categorical standards. Mr. T. Barnes is a former employee that was employed by the Company within the past three years; Mr. Dempsey is a current employee of the Company; and Mr. Männer is a former consultant that was retained by the Company within the last three years.

Committee Independence. All members of the Audit Committee, Compensation and Corporate Governance Committee are independent within the meaning of the NYSE listing standards and the above categorical standards, and all members of both the Audit Committee and the Compensation Committee meet the additional independence requirements of the NYSE listing standards that are applicable to members of such committees.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management and a highly engaged and high-functioning Board. The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our Board has determined that if the Chairman is not an independent director, then there should be a Lead Independent Director elected by our independent directors. Currently, Mr. T. Barnes serves as Chairman of the Board and Mr. McClellan serves as Lead Independent Director.

Responsibilities of the Lead Independent Director
●Preside at all meetings of the Board at which the Chairman of the Board is not present

●Preside at executive sessions of the independent directors

●Serve as a liaison between the Chairman of the Board and the independent directors

●Together with the Chairman of the Board, determine the nature and scope of the information sent to the Board

●Approve the final meeting agendas for the Board following review by the Chairman of the Board

●Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items

●Has the authority to call meetings of the independent directors

●If requested by major stockholders, ensure that (s)he is available for consultation and direct communication

●Perform such other duties as requested by the independent directors

The Board believes that the current structure is appropriate for the Company and provides for effective independent Board leadership and engagement. Our Chairman, although deemed not to be independent, has never been our chief executive officer and his prior employment as a non-executive, full-time employee was complementary to his regular duties as Chairman. Nonetheless, because a strong, independent oversight function is a critical aspect of effective corporate governance, our Corporate Governance Guidelines require that the independent directors annually elect an independent director to serve as Lead Independent Director if the Chairman is not an independent director. This oversight function is enhanced by the fact that the Board’s Audit, Compensation and Corporate Governance Committees are comprised entirely of independent directors. Further, the Company’s non-management directors meet in regularly scheduled executive sessions, and the independent directors also periodically meet in executive sessions.

Board Role In Risk Oversight

While risk management is the responsibility of the Company’s management team, the Board is responsible for oversight of the Company’s risk management activities. The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level. By its charter, the Audit Committee is required to discuss policies and guidelines that govern the risk assessment and risk management process, including assigning responsibility with respect to particular risks to other committees of the Board, and that it meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which they are being monitored and controlled. Accordingly, the Audit Committee reviews risk assessment and risk management, including in the areas of legal compliance, internal audit and financial controls, litigation, and environmental, health and safety. In doing so, the Audit Committee considers the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks, and receives reports from management and other advisors, including periodic risk assessments by the Company’s Internal Audit department.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management and the most significant risks that the Company faces. This is accomplished through attendance at Audit Committee meetings by the other Board members when warranted and by addressing significant risks with the full Board at Board meetings or in executive sessions as appropriate.

Additionally, as described in “Risk Oversight and Assessment Policies and Practices” on page 34, the Compensation Committee oversees our compensation programs so that they are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and are not reasonably likely to have a material adverse effect on the Company.

Process For Selecting Directors; Stockholder Recommended Director Candidates

Nominees for Director shall be selected on the basis of their qualifications, such as:

●	Character, wisdom, judgment and integrity;
●	Experience in positions with a high degree of responsibility;
●	Prominence and accomplishments in areas relevant to the Company’s business activities;

●	Understanding of the Company’s business environment;
●	Strategy-development, experience in technology-laden industrial businesses, and/or other relevant firms;
●	Capacity and desire to represent the interests of the Company’s stockholders as a whole;

●	Commitment to maximize stockholder value;
●

The extent to which the interplay of the nominee’s skills, knowledge, expertise and diversity of background with that of the other Board members will help build a Board that is effective in collectively meeting the Company's strategic needs and serving the long-term interests of the Company and its stockholders; and

●	Ability to devote sufficient time to the affairs of the Company.

Under the Process and Procedure for Identifying Director Candidates adopted by the Corporate Governance Committee (Director Candidates Process), the Corporate Governance Committee considers how a candidate represents, in combination with the other directors, a diversity of viewpoints, backgrounds, experiences and other demographics.

The Corporate Governance Committee will, as stated in the Director Candidates Process, consider director candidates recommended by stockholders of the Company, directors, officers and third-party search firms. When utilizing a third-party search firm, the search firm is instructed to identify candidates based on criteria specified by the Corporate Governance Committee, perform initial screenings of the candidates’ resumes, and conduct initial interviews.

The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Any stockholder wishing to submit a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee c/o Senior Vice President, General Counsel and Secretary Barnes Group Inc. 123 Main Street Bristol, Connecticut 06010

Stockholder recommendations must comply with the information requirements of the notice provisions contained in the Company’s Bylaws in order to be considered. Letters recommending a director candidate must include, among other things, the stockholder’s name, address, and stock ownership information (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the NYSE rules; a description of all agreements, arrangements and understandings between the nominee and any other person regarding the nomination by such stockholder, and any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company; and the other disclosure requirements set forth in Section 7 of Article II of the Bylaws. The recommendation letter must also include similar information regarding the director candidate and other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws, and the stockholder must include a completed questionnaire, representation and agreement signed by the candidate (which are provided by the Secretary of the Company upon written request). Stockholder nominations must also comply with the deadlines for submitting director nominations set forth in the Company’s Bylaws. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2018 Annual Meeting” on page 55.

Communication With The Board

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website. The policy provides that stockholders and other interested parties may communicate with the Board, a committee of the Board, the independent directors or with an individual director, by any of the following methods:

By telephone:	1-800-300-1560

By internet:	https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp

By regular mail:	Barnes Group Corporate Compliance Alertline
P.O. Box PMB 3667
13950 Ballantyne Corporate Place, Ste. 300 Charlotte, NC 28277-2712

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the Office of the General Counsel which is responsible for relaying communications for the Board to them. The Audit Committee Chair receives regular summary reports of all complaints and concerns reported.

Board of Directors And Committees

DIRECTOR ATTENDANCE

Directors are expected to attend our annual meeting of stockholders and all Board meetings and meetings of the committees on which they serve. Our Board held six regular meetings and two special meetings during 2016. Overall attendance at Board and committee meetings during 2016 was 99% for our current directors. All directors attended the 2016 annual meeting.

BOARD SIZE AND ELECTION

Our Corporate Governance Guidelines also provide that the Board should generally have no fewer than six and no more than twelve directors. The Board currently has ten directors. Following the 2017 Annual Meeting, there are expected to be eleven directors. No director may stand for reelection at or after the annual meeting of stockholders following his or her 72nd birthday. Each director is also required to advise the Chairman of the Board of any change in his or her status, including a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Mr. T. Barnes, Chairman of the Board, is designated to preside at executive sessions of non-management directors. Mr. McClellan, the Lead Independent Director, is designated to preside at executive sessions of the independent directors.

BOARD COMMITTEES

We have a standing Audit Committee, Compensation Committee and Corporate Governance Committee. The primary responsibilities for each of these committees are summarized below. The charter for each of these committees is available on the Company’s website, www.BGInc.com.

AUDIT COMMITTEE

The Audit Committee is responsible for overseeing accounting policies and practices, financial reporting and the internal controls structure. The Audit Committee also has responsibility for overseeing legal and regulatory compliance and our independent auditor’s qualifications, performance and independence, and for risk oversight of the Company generally. The Board has determined that Mr. Morgan, who qualifies as an independent director under the NYSE listing standards and the Company’s Corporate Governance Guidelines, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (SEC). For additional information about the Audit Committee’s oversight of the risks faced by the Company, see “Board Role in Risk Oversight” on page 8 and the “Audit Committee Report” on page 51.

Meetings in 2016: 8 Committee Members: William J. Morgan, Chair Elijah K. Barnes Thomas J. Hook Hassell H. McClellan

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation Committee acts on behalf of the Board to establish the compensation of executive and other key officers and provides oversight of the Company’s compensation philosophy and of compensation policies and practices as they relate to risk management. The Compensation Committee also acts as the oversight committee with respect to the Performance-Linked Bonus Plan, the 2014 Barnes Group Inc. Stock and Incentive Award Plan (the Stock and Incentive Award Plan), and other arrangements covering executive officers and other senior management. The Compensation Committee’s processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section below. In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company or the Company’s Benefits Committee. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

The Compensation Committee also oversees succession planning programs, including plans for the Chief Executive Officer and key officers, and reports to the Board at least annually regarding the strengths and weaknesses of the Company’s processes for management development and succession planning. Compensation Committee agendas are established in consultation with the Compensation Committee Chair and its independent compensation consultant. The Compensation Committee has sole authority to retain outside advisors to assist in evaluating executive officer compensation, and approve the terms of engagement including the fees of such advisors. The Compensation Committee typically meets in executive session without management present during each meeting.

Meetings in 2016: 4 Committee Members: Mylle H. Mangum, Chair Gary G. Benanav JoAnna L. Sohovich

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation and the Company’s overall corporate governance policies and practices. The Corporate Governance Committee serves as the nominating committee for the Board. The process by which the Corporate Governance Committee considers nominees to the Board is described in “Process for Selecting Directors; Stockholder Recommended Director Candidates” on page 9. Additional responsibilities include board succession matters, the annual performance review of the Chairman of the Board, reviewing matters relating to potential director conflicts of interest, overseeing the Company’s practices related to political activities, and administering the Company’s related person transactions policy.

Meetings in 2016: 3 Committee Members: Hassell H. McClellan, Chair Gary G. Benanav William J. Morgan

Governance Update

Proposal 2 – Ratify The Company’s Bylaw Amendment Allowing Proxy Access

Effective July 28, 2016, the Board of Directors implemented a proxy access bylaw. Article I, Section 7(e) of the Company’s Amended and Restated Bylaws (Bylaws) permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the total number of directors then serving on the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article 7 of the Company’s Bylaws.

Proxy access increases stockholders’ opportunity to engage with and influence the Company. The Board was proactive in adopting proxy access for the benefit of stockholders and now seeks stockholder ratification of this proxy access bylaw amendment.

If our stockholders do not ratify the amendment, the Board will amend the Company’s Bylaws to remove the proxy access provision.

The Board recommends a vote FOR this Proposal.

DIRECTOR COMPENSATION IN 2016

The Corporate Governance Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. As part of its review, the Corporate Governance Committee periodically obtains competitive market data. The Company’s director compensation program is designed to attract and retain highly qualified directors and to reward the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

DIRECTOR COMPENSATION

The following table describes the components of our non-employee director compensation program for 2016:

Compensation Element	Description
Cash Retainer [1]	●	$87,500
Annual Equity Retainer	●	RSUs valued at approximately $87,500 that vest quarterly granted to Board members in February
	●	Accelerated vesting in the event of a change in control, service terminates as a result of death or disability, or retirement after attaining age 72
	●	Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date
Annual Chair Retainer [1]	●	Chairman of the Board	$100,000
	●	Audit Committee	$17,500
	●	Compensation Committee	$15,000
	●	Corporate Governance Committee	$10,000
Other Fees	●	Eligible to earn a $1,500 fee for:
		–Serving on or chairing ad hoc or special committees of the Board
		–Participating in specific Board projects, such as attending meetings with the Company’s senior management and interviewing prospective director or senior officer candidates
Other Benefits	●	Business travel accident insurance
	●	Matching charitable gifts under the Barnes Group Foundation, Inc., the Company’s charitable foundation
	●	Life insurance and accidental death and dismemberment insurance (only for directors who joined before January 1, 2012)
New Director Award (one-time grant)	●	RSUs equal to a pro rata portion of the annual equity retainer vesting over the remainder of the service year
	●	Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date
Non-Management Director Stock Ownership Requirements
●Ownership of five times the annual cash retainer
●Each of our non-management directors met this requirement as of January 1, 2016, with the exception of our newest directors, Thomas J. Hook and JoAnna L. Sohovich, who joined the Board in May 2016 and May 2014, respectively

1.	All annual retainers are paid quarterly.

Deferred Compensation

Under the Non-Employee Director Deferred Stock Plan each non-employee director who joined the Board before December 15, 2005 was granted the right to receive 12,000 shares of Common Stock when his or her membership on the Board terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to one dividend per share for each dividend payment date payable quarterly and in cash.

Under the Directors’ Deferred Compensation Plan each non-employee director may defer all or a portion of his or her Board retainer and meeting fees, and/or the dividend equivalents paid under this plan. Directors may elect to credit such deferred compensation to a cash account, a phantom stock account, or a combination of the two.

Non-Management Director Stock Ownership Requirements

As reflected above, under our stock ownership requirements, each of our non-management directors is required to accumulate an ownership position in Company Common Stock equal in value to five times the annual cash retainer. Two-thirds of the value of unvested RSUs and all of the shares payable under the Non-Employee Director Deferred Stock Plan count toward achieving ownership requirements. Directors are required to retain all net after-tax proceeds from Company equity grants until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares, subject to increases based on increases in the annual cash retainer.

Director Compensation Table

The following table sets forth the aggregate amounts of compensation information for the year ended December 31, 2016 for non-management directors.

Name of Director	Fees Earned or Paid in Cash	Stock Awards [1]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings [2]	All Other Compensation [3]	Total
Thomas O. Barnes	$187,500	$83,316	$0	$88,206	$359,022
Elijah K. Barnes	61,657	64,892	0	0	126,549
Gary G. Benanav	90,995	83,316	6,823	317	181,451
William S. Bristow, Jr. [4]	30,578	83,316	0	402,480	113,894
Thomas J. Hook	58,657	64,892	0	0	123,549
Francis J. Kramer [5]	62,222	41,673	0	0	103,895
Mylle H. Mangum	102,500	83,316	0	317	186,133
Hans-Peter Männer	19,053	27,859	0	0	46,912
Hassell H. McClellan	94,032	83,316	0	317	177,665
William J. Morgan	105,000	83,316	0	317	188,633
JoAnna L. Sohovich	95,000	83,316	0	0	178,316
1.	Stock Awards represent the aggregate grant date fair value of RSUs granted to directors under the Stock and Incentive Award Plan. The amounts differ from the annual retainer amount of $87,500 because the number of RSUs subject to the annual equity retainer is calculated using the average closing price of our Common Stock for the first 15 trading days of 2016. The amount for Messrs. E. Barnes, Hook and Männer reflect partial years based on their date of election or appointment.
2.	Mr. Benanav participates in the Barnes Group Inc. Directors’ Deferred Compensation Plan. Interest is calculated each quarter, on the amount of deferred director fees and dividends, based upon the rate of interest for prime commercial loans on the first business day of each quarter. Any preferential amount would be determined by calculating the difference between the actual interest credited to Mr. Benanav and the interest that would have been earned using 120% of a ten-year Treasury bill rate. During 2016, there was $6,823 of preferential interest earned and the aggregate balance of this deferred compensation at December 31, 2016 was $1,741,751.

3.	The compensation represented by the amounts for 2016 set forth in the All Other Compensation column for the directors is detailed in the following table:

	Taxes Paid on All Other	Life Insurance
Name of Director	Compensation [a]	Premium [b]	Other [c]	Total
Thomas O. Barnes	$29,178	$59,028	$0	$88,206
Elijah K. Barnes	0	0	0	0
Gary G. Benanav	0	0	317	317
William S. Bristow, Jr.	0	0	402,480 [d]	0
Thomas J. Hook	0	0	0	0
Francis J. Kramer	0	0	0	0
Mylle H. Mangum	0	0	317	317
Hans-Peter Männer	0	0	0	0
Hassell H. McClellan	0	0	317	317
William J. Morgan	0	0	317	317
JoAnna L. Sohovich	0	0	0	0
a.	Includes taxes paid pursuant to the terms of the SEELIP, under which the Company pays the policy premiums, and pays the income tax liability arising from its payment of the premiums and taxes. The SEELIP was closed to new participants effective April 1, 2011. The amount reflected is based on the maximum tax rates of the director’s jurisdiction.
b.	At December 31, 2016, the aggregate balance included $30,369 of life insurance premiums paid on behalf of Mr. T. Barnes under the SEELIP and $28,659 of income related to a split dollar life insurance policy. The compensation associated with the split dollar life insurance agreement was calculated by determining Mr. T. Barnes’ current share in the policy and multiplying that by an estimated term life insurance rate based upon certain factors such as the age of the insured and the amount of the policy.
c.	Included in Other are life and accidental death and dismemberment insurance premiums paid by the Company for the benefit of Ms. Mangum and Messrs. Benanav, McClellan and Morgan.
d.	Received under the Non-Employee Director Deferred Stock Plan (page 14).
4.	Mr. Bristow did not stand for re-election to the Board at the 2016 Annual Meeting. In consideration of his 35 years of service, the Board did not reduce his annual stock award amount for partial year service.
5.	Mr. Kramer resigned from the Board as of September 16, 2016. His stock award amount reflects the portion of the annual equity retainer earned through his resignation.

COMPENSATION DISCUSSION AND ANALYSIS

Proposal 3 – Advisory Vote To Approve The Company’s Executive Compensation

We seek our stockholders’ advisory (non-binding) vote to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis (CD&A) section, the executive compensation tables, and the accompanying narrative disclosure regarding named executive officer compensation. This advisory proposal, known as a “say-on-pay” vote, gives stockholders the opportunity to vote whether or not to approve the compensation of our named executive officers as described in this proxy statement.

We recognize our stockholders’ interest in the Company’s executive compensation program. As such, we currently hold an annual say-on-pay vote. If our stockholders vote for annual say-on-pay in response to Proposal 4, below, our next say-on-pay vote will occur at our 2018 annual meeting.

The Company’s executive compensation programs are designed to attract, engage and retain highly qualified executive officers. The Company has a strong pay-for-performance philosophy, so we closely align our named executive officers’ compensation with the Company’s performance. We encourage stockholders to review the CD&A for a detailed description of our executive compensation programs. The Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the accompanying executive compensation tables and the related narrative discussion.”

This vote is advisory, which means that it is not binding on the Board or the Compensation Committee, nor will it affect any compensation paid or awarded to any named executive officer. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our future executive compensation arrangements.

The Board recommends a vote FOR the advisory vote to approve the Company’s executive compensation.

Proposal 4 – Advisory Resolution Regarding The Frequency Of Holding An Advisory Vote On The Company’s Executive Compensation

At least once every six years we are required to provide stockholders with a separate advisory (non-binding) stockholder vote on the frequency of our say-on-pay proposal. The last vote took place in 2011. Stockholders may indicate whether they would prefer a say-on-pay advisory vote every one, two or three years, or abstain from voting. Accordingly, stockholders are being asked to approve the following resolution:

“RESOLVED, that the Company’s hold a preferred annual stockholder vote to approve the compensation of the named executive officers.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee nor create or imply any additional fiduciary duty on the Board of Directors. Further, it will not affect any compensation paid or awarded to any named executive officer. However, the Compensation Committee and the Board of Directors recognize the importance of receiving input from our stockholders on important issues such as executive compensation and expect to take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

In 2011, the Board of Directors recommended a triennial frequency (i.e., every three years) as the optimal frequency for the say-on-pay vote due to the cyclical nature of the Company’s businesses. That year, 59.2% of stockholders voted in favor of an annual frequency. The Board responded to this advisory vote, implemented an annual say-on-pay vote frequency and recommends retaining the Company’s annual frequency in light of the 2011 stockholder vote and current survey data.

The Board recommends a vote FOR an annual advisory vote on the Company’s executive compensation.

This Compensation Discussion and Analysis provides a detailed discussion of our executive compensation philosophy and programs, the compensation decisions that the Compensation Committee has made under those programs and the factors considered in making those decisions. We also provide details regarding the individual components of our executive compensation programs and explain how and why the Compensation Committee makes decisions to establish executive compensation at particular levels. Our named executive officers (NEOs) for 2016 were:

NEO	Title
Patrick J. Dempsey	President and Chief Executive Officer
Christopher J. Stephens, Jr.	Senior Vice President, Finance and Chief Financial Officer
Scott A. Mayo	Senior Vice President, Barnes Group Inc., and President, Barnes Industrial
Michael A. Beck	Senior Vice President, Barnes Group Inc., and President, Barnes Aerospace
James P. Berklas	Senior Vice President, General Counsel and Secretary

Executive Summary

The Company’s annual compensation program closely links compensation to Company performance and results. In 2016, the Company achieved its financial performance targets, delivering improvements in sales, operating margin and earnings per share. We continued to transform the Company by increasing the amount of highly-engineered products and differentiated industrial technologies in our portfolio. This shift has been accelerated through strategic acquisitions, particularly as it relates to our Molding Solutions business.

In 2016, we acquired FOBOHA, which specializes in the development and manufacture of complex plastic injection molds for packaging, medical, consumer and automotive applications. The acquisition of FOBOHA complements the Company’s Molding Solutions business by further expanding penetration into the complex plastic molding systems market.

The Company’s performance reflects organizational alignment behind three strategic enablers – the deployment of the Barnes Enterprise System, accelerating Innovation and building a robust Talent Management System. Each enabler is instrumental in helping us to further strengthen our competitive advantage in the market, driving our long-term growth and success and supporting the continued transformation of the Company. They promote operational excellence and create value for all of our key stakeholders – our employees, customers, stockholders and the community.

The Company’s executive compensation programs for 2016 remained relatively unchanged from 2015, with the exception of a change in the number of performance measures applicable to the Performance Share Award (PSA) program. Beginning in 2016, for the 2016-2018 three-year measurement period, the Company eliminated EBITDA Growth relative to the performance of the Russell 2000 Index companies as a performance measure, and reduced the number of performance measures from three to two, maintaining Total Shareholder Return (TSR) relative to the performance of the Russell 2000 Index companies and Return On Invested Capital (ROIC) performance against an absolute internal goal as determined by the Compensation Committee.

For our 2016 annual compensation program, we continued to use Company-wide consolidated Revenue (Revenue), diluted Earnings Per Share (EPS) and Days Working Capital (DWC). These three corporate measures applied to Messrs. Dempsey, Stephens and Berklas. Messrs. Mayo and Beck were measured 40% on these corporate measures and 60% on the performance of the Industrial segment and Aerospace segment, respectively. Overall, this combination of performance measures is designed to emphasize profitability and productivity, and drive revenue growth.

Results under our 2016 annual compensation program are determined first according to Generally Accepted Accounting Principles (GAAP) but then may be adjusted to include or exclude certain unusual, non-recurring, or other adjustments in accordance with Section 162(m) of the Internal Revenue Code and as provided under our stockholder approved Performance-Linked Bonus Plan (PLBP). The Compensation Committee also retains negative discretion in accordance with Section 162(m) of the Internal Revenue Code to further reduce, but not increase, actual awards paid to NEOs under the PLBP. The adjusted financial performance results certified by the Compensation Committee under the PLBP are non-GAAP financial measures.

For Messrs. Dempsey, Stephens and Berklas, we calculated annual incentive compensation using the following corporate measures and weighting (resulting in a payout of 112% of target):

Corporate Performance Measures	Weighting (%)	As Certified 2016 Results*	Comparison to Target
Diluted EPS	60	$2.54	$0.07 above target
Revenue (in millions)	20	$1,231	$14 below target
Days Working Capital (DWC)	20	125	2 days above (worse than) target

For Mr. Mayo, we calculated annual incentive compensation using the above corporate measures and weighting, and the following measures and weighting for the Industrial segment (resulting in a payout of 126% of target):

Industrial Performance Measures	Weighting (%)	As Certified 2016 Results*	Comparison to Target
Operating Profit (in millions)	60	$136.9	$3 above target
Revenue (in millions)	20	$824	$1 below target
Days Working Capital (DWC)	20	110	1 day below (better than) target

For Mr. Beck, we calculated annual incentive compensation using the above corporate measures and weighting, and the following measures and weighting for the Aerospace segment (resulting in a payout of 12% of target):

Aerospace Performance Measures	Weighting (%)	As Certified 2016 Results*	Comparison to Target
Operating Profit (in millions)	60	$32.9	$15 below target
Revenue (in millions)	20	$363	$16 below target
Days Working Capital (DWC)	20	138	5 days above (worse than) target
*	Detailed descriptions of the measures and process used to determine adjustments can be found below in the “Annual Cash Incentive Awards” section on page 24.

Long-term incentive awards are the largest component of our NEOs annual compensation opportunity. The program consists of performance share awards (PSAs) that are earned based on key performance criteria; restricted stock units (RSUs); and stock options. Our NEOs 2016 measures and weightings are shown below:

Our CEO’s 2016 long-term incentive award weightings were modified to 57% PSAs, 17% Stock Options and 26% RSUs to emphasize his leadership in executing the long-term strategy and continued transformation of the Company.

The PSA component of our long-term incentive program for 2016 measures the Company’s relative performance over a three-year period against the performance of Russell 2000 Index companies for TSR and three-year ROIC performance against an absolute internal goal. The grants made in 2016 cover the 2016 to 2018 performance period. Payouts, if any, under the 2016 grants will be made in 2019.

In 2016, the 2013 PSA grant paid out at 145% of target, based on the following certified performance results for performance criteria in place at the time:

Performance Measure	3 Year Growth	Relative Performance Level
TSR	72%	68%
EBITDA Growth (in millions)	36%	60%
Basic EPS Growth	30%	64%

Say On Pay Vote

The Compensation Committee believes that our executive compensation programs are consistent with our pay-for-performance philosophy. Each year, we evaluate our programs in light of market conditions, stockholder views (including the results of our annual say-on-pay resolution), and governance considerations, and make changes deemed appropriate for our business. Our Board of Directors has recommended that the Company maintain an annual frequency for the say-on-pay vote. At the 2016 annual stockholders meeting, we had strong support from our stockholders with respect to the compensation of our NEOs, with over 98% of the votes cast in favor of our say-on-pay resolution. We continue to evaluate our compensation programs by taking into account the voting results, other investor feedback through our annual outreach efforts and other factors used in assessing our executive compensation programs as discussed in this CD&A.

We continued outreach to our institutional stockholders in 2016. In an effort to engage our top stockholders and solicit their views on governance and executive compensation matters, we made a total of 45 solicitations for feedback from institutional stockholders, of which 4 stockholders accepted our offer to meet. During those meetings, we highlighted key governance practices and aspects of our current executive compensation program. Stockholders shared their perspectives, primarily consisting of viewpoints on various governance matters that were in general alignment with Company policy and practices as follows:

What We Do	What We Don’t Do
We pay-for-performance - over 80% of CEO total direct compensation at target (and on average over 60% for other NEOs) is at risk in the form of annual and long-term incentives	We don’t provide any 280G gross-ups for a “golden parachute payment”
We consider a relevant peer group in establishing compensation	We don’t have excessive perquisites
We review the complete compensation package of every NEO annually	We don’t have individual employment agreements with any executive officer
We have robust stock ownership requirements - 5x base salary for CEO and 3x for other NEOs	We don’t allow re-pricing of underwater stock options without stockholder approval
We have a clawback policy incorporated into our incentive compensation plans	We don’t have a minimum payout of annual incentive or long term incentive compensation
We have “double trigger” equity vesting in the event of a change in control for all NEO awards
We have an independent compensation consultant that works directly with the Compensation Committee

Executive Compensation Philosophy

We believe that executive compensation should support and reinforce the company’s pay-for-performance philosophy. Consequently, our NEO compensation is closely aligned with the Company’s performance on both a short- and long-term basis. We tie a significant portion of the compensation opportunity for our NEOs directly to the Company’s stock performance and other objectives that we believe affect stockholder value. As a result, if the Company’s performance meets or exceeds pre-established performance targets, including achieving performance levels at or above the 50th percentile compared to Russell 2000 Index companies, and/or our stock price increases, the NEOs can realize significant compensation in the form of annual cash incentive payouts and long-term equity payouts. If the Company’s performance does not meet pre-established performance targets, such as performance below the 50th percentile compared to Russell 2000 Index companies or other performance targets, and/or our stock price declines, the NEOs have significant downside financial risk.

The Company aims to provide our NEOs with total direct compensation targeted in a range around the median compared to a defined peer group of companies (Peer Group) on page 21. Individual executive compensation may be above or below the target range based on the individual’s performance, experience, skill set and responsibilities. We also use proxy and survey data to inform the Compensation Committee about the external market value of our executive roles. We believe that targeting the median range for total direct compensation provides appropriate compensation levels that will attract high quality executives, provide the proper incentives to our NEOs to achieve our strategic objectives and retain our NEOs over the long term.

Total Direct Compensation In 2016

Total direct compensation includes the following three elements: annual base salary; annual cash incentive awards; and long-term incentive awards. The Compensation Committee can vary the performance measures from year to year as needed to reinforce strategic priorities. In addition, our NEOs are eligible for change in control and severance benefits; defined benefit or defined contribution program benefits; retirement and executive life insurance programs; and limited perquisites.

Performance-based compensation in the form of annual and long-term incentives constituted over 84% of 2016 total direct compensation at target for our CEO and, on average, over 62% of 2016 total direct compensation at target for our other NEOs. The actual mix of compensation for our CEO and other NEOs is shown below.

CEO	Other NEOs

The Summary Compensation Table on page 35 provides details regarding actual compensation for each NEO.

Executive Compensation General Objectives And Process

The primary objective of the Company’s executive compensation program is to support our long-term strategic business goals of building lasting stockholder value and achieving sustainable profitable growth. To support these goals, our compensation programs for our NEOs are designed to:

●	Provide appropriate incentives by linking and balancing significant short- and long-term compensation opportunities to Company performance and TSR;
●	Reward NEOs who contribute meaningfully to achieving our strategic objectives;
●	Require NEOs to hold a significant equity investment in our Company so that they manage the business from the perspective of stockholders;
●

Align our compensation polices with stockholders’ long-term interests by assigning a significant portion of potential compensation to performance-based pay elements that depend on achieving the Company’s goals, but that do not encourage excessive risk-taking;

●	Attract, retain and engage highly qualified individuals by offering competitive, balanced compensation arrangements based upon clear goals that vest on continued employment; and
●	Maximize the tax effectiveness of the total compensation and benefits package, and minimize potentially adverse tax and accounting consequences, in each case to the extent practicable.

The Compensation Committee is responsible for determining the types and amounts of compensation paid to our NEOs. The Compensation Committee uses several tools to make these determinations, including external consultants and peer group analysis.

External Consultants

Consistent with prior years, management outsourced certain executive compensation analysis services to Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. As part of these services in 2016, Mercer compiled annual competitive compensation data and reviewed the Company’s compensation practices in terms of competitiveness, appropriateness and alignment with our performance, as well as the mix of pay.

The Compensation Committee directly retains a consulting firm, Meridian Compensation Partners, LLC (Meridian), to assist in its oversight of the executive compensation program, which includes reviewing and assessing information provided by management, including the analysis furnished by Mercer. The fees for Meridian are negotiated directly by the Compensation Committee and paid by the Company at the Compensation Committee’s request. Meridian did not provide any services to the Company in 2016 other than advice on executive compensation.

Meridian regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee on compensation trends and best practices, plan design, pay and performance alignment and the process used to determine the reasonableness of individual compensation awards. The Compensation Committee believes that using an independent consultant helps ensure that the Company’s executive compensation program is reasonable and consistent with Company goals and evolving governance considerations. In addition, the Compensation Committee from time to time directly retains its own outside legal counsel.

Before retaining a compensation consultant or any other external advisor, the Compensation Committee evaluates the independence of such advisors. In 2016, the Compensation Committee assessed Meridian’s independence, taking into account SEC Rule 10C-1(b)(4) and the corresponding NYSE independence factors regarding compensation advisor independence. Based on this assessment, the Compensation Committee believes that there is no conflict of interest and that its advisors are able to independently advise the Compensation Committee.

Peer Group Analysis

A primary data source used in setting NEO compensation is the information publicly disclosed by our Peer Group. The Peer Group is reviewed periodically and updated as appropriate to take into account changes in the size, scope, financial performance, ownership structure and business focus of the Company and the peer institutions.

The 2016 Peer Group remains as it was established in 2013 with the assistance of our former compensation consultant, Frederic W. Cook & Company, Inc. (Cook), following the divestiture of certain distribution related businesses. In developing this Peer Group, Cook considered companies: with revenue ranging from about one-half to two times the Company’s revenue; that operated in one of the same industries as the Company; and that used the same distribution channels as the Company. Companies with a significant concentration of ownership by one party were removed from consideration. In addition to the factors described above, Cook reviewed the following additional criteria to evaluate potential peer companies:

●	Primarily focused on manufacturing
●	Multiple lines of business
●	Involved with specialty products
●	Similar customer base
●	Derives at least 25% of its revenue from outside the United States
●	Included in the Peer Group assigned to the Company by at least one of the major proxy advisory firms
●	Includes the Company in its peer group

Based on this review, the Compensation Committee approved a new Peer Group in October 2013 which has not changed and was used in evaluating 2016 NEO compensation. When establishing the Peer Group, the Compensation Committee reviewed the rankings of the Company compared to the Peer Group in a variety of categories, including Revenue Growth, EBITDA Growth, Net Income Growth, Basic EPS Growth, Return on Average Invested Capital and TSR.

Our 2016 Peer Group includes the following 24 companies, all of which were part of our 2015 Peer Group:

Actuant Corporation	Curtiss-Wright Corporation	IDEX Corporation
Altra Holdings Inc.	Donaldson Company, Inc.	Kennametal Inc.
B/E Aerospace, Inc.	Enpro Industries Inc.	Nordson Corporation
Chart Industries	Esco Technologies	Standex International Corp.
Circor International, Inc.	Esterline Technologies Corporation	TriMas Corporation
Clarcor, Inc.	Franklin Electric Company	Valmont Industries Inc.
Columbus McKinnon Corporation	Graco Inc.	Watts Water Technologies, Inc.
Crane Company	Hexcel Corp.	Woodward, Inc.

In 2017, we plan to undertake a complete review of the Peer Group given the ongoing transformation of our business portfolio.

For executive positions where public proxy data from our peers is not available, survey data representing similarly sized companies in manufacturing is used for benchmarking purposes. In addition, in connection with our annual compensation review process, in July 2016 the Compensation Committee reviewed tally sheets for each NEO that provided total compensation information, including direct compensation and benefits, as well as possible payments under various termination scenarios.

The Role of Executive Officers

Our President and Chief Executive Officer provides the Compensation Committee with a performance assessment for each of the other NEOs. In 2016, Mr. Dempsey provided the Compensation Committee with his assessments of NEO performance and recommendations on salary changes and annual equity grants. The Compensation Committee uses these assessments, along with other information, to determine NEO compensation. Messrs. Dempsey and Berklas, Senior Vice President, General Counsel and Secretary, as well as Ms. Dawn N. Edwards, Senior Vice President, Human Resources, regularly attend Compensation Committee meetings at the request of the Compensation Committee, but they are not present for any discussion of their own compensation. In addition, Mr. Stephens, Senior Vice President, Finance, and Chief Financial Officer, provides financial information used by the Compensation Committee to make decisions regarding incentive compensation targets and related payouts.

Components Of Our Executive Compensation Program

For 2016, compensation for our NEOs included:

●	Base salary;
●	Annual cash incentive awards;
●	Long-term incentive awards;
●	Change in control and severance benefits;
●	Defined benefit or defined contribution retirement benefits and executive life insurance programs; and
●	Limited perquisites.

Base salary, annual cash incentive awards and long-term incentive awards are taken into account to set the target total direct compensation opportunity for each NEO. Based on competitive compensation data compiled by Mercer and presented to the Compensation Committee in December, 2016 target total direct compensation for Messrs. Dempsey, Stephens, Mayo, Beck and Berklas approximates the market median compared to our Peer Group. In setting the target total direct compensation for our NEOs, the Compensation Committee may make decisions that vary from the Peer Group or competitive compensation survey data based on NEO experience, performance, retention considerations, range of responsibilities and the nature and complexity of each NEO’s role.

Base Salary

Base salaries for executive officers are determined by the Compensation Committee and reviewed annually. They are typically increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities. Base salary increases usually take effect on or around April 1st of each year, but may be made at other times if the Compensation Committee deems it appropriate based on internal and external considerations.

In determining whether to award merit-based salary increases to our NEOs, the Compensation Committee considered a number of factors, including:

●	Peer Group data and external market information;
●	Individual performance;
●

The level of responsibility assumed and the nature and complexity of each NEO’s role (including the number of years in the position, any recent promotion or change in responsibility or “impact” as a member of management, and the amount, timing and percentage of the last base salary increase);

●

The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics policies, and global responsibility; and

●	The desire to retain NEOs capable of driving achievement of the Company’s strategic objectives and the marketability and criticality of retention of NEOs.

In 2016, the Compensation Committee continued to focus on performance-based compensation and did not increase the base salary of any NEO.

NEO Base Salary Levels 2015 - 2016

	Base Salary Effective	Base Salary Effective	Change in Annual	Change in Annual Base
Name of Executive	December 31, 2015	December 31, 2016	Base Salary ($)	Salary (%)
P. Dempsey	$800,000	$800,000	$0	0%
C. Stephens, Jr.	461,000	461,000	0	0%
S. Mayo	425,000	425,000	0	0%
M. Beck [1]	n/a	390,000	n/a	n/a
J. Berklas	370,000	370,000	0	0%
1.	Mr. Beck joined the Company in 2016.

Annual Cash Incentive Awards

We pay annual cash incentive awards to reward the performance of our NEOs. Except in circumstances of retirement, death, or disability, or certain instances of involuntary termination by the Company on or after November 1st of an award period, an NEO generally must be employed by us on the payment date to receive an annual cash incentive award. In 2016, all NEOs participated in the PLBP, except for Mr. Beck who participated in the Management Incentive Compensation Plan (MICP). Mr. Beck was not a PLBP participant in 2016 since he joined the Company after the February 2016 Compensation Committee meeting at which the Compensation Committee determined the participants in the PLBP for 2016.

We refer to the PLBP and MICP plans as our “Annual Incentive Plans.” The MICP is structured to pay annual cash incentive awards on the same terms and conditions as set forth in the PLBP. The difference between the two plans is that the PLBP may be structured to pay amounts that meet the qualified performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

Under both the PLBP and MICP, each NEO is assigned an award opportunity expressed as a percentage of his or her base salary, which varies by the NEO’s role. Each NEO’s annual cash incentive payout is generally determined based on our achievement of Company performance objectives.

The chart below details the cash incentive award opportunities available to each NEO for 2016 under the PLBP or MICP expressed as a percentage of base salary. Where performance falls between the threshold, target or maximum performance levels, the cash incentive award opportunity is calculated using straight-line interpolation.

	% of Salary
Name of Executive	Threshold Level	Target Level	Maximum Level
P. Dempsey	18.75%	75%	225%
C. Stephens, Jr.	12.5%	50%	150%
S. Mayo	12.5%	50%	150%
M. Beck	12.5%	50%	150%
J. Berklas	11.25%	45%	135%

The Compensation Committee generally establishes the target for each financial performance measure in December of each year based on review and approval of the Company’s annual business plan and budget. These targets are reviewed again at the Compensation Committee’s next meeting in February along with the Company’s full year financial performance. The Compensation Committee may establish and approve revised targets to the extent the Company’s annual business plan and budget are modified within the first 90 days of the year based on the full year performance. We use financial performance objectives under the PLBP and MICP because they are consistent with our focus on driving strong business performance and increasing long-term stockholder value.

For fiscal year 2016, the corporate performance measures for the PLBP and MICP continued to be Diluted EPS, Revenue and DWC. Diluted EPS is used because it is a principal driver of our stock price. Revenue is used to drive growth in the size of our business. DWC is used to enhance focus on driving cash flow from operating activities.

For fiscal year 2016, all NEOs were evaluated at least in part on corporate measures. We evaluated NEOs, other than Messrs. Mayo and Beck, based 100% on the corporate measures in recognition of the key role that each plays in the overall management of the Company and in recognition of the impact of overall corporate strategies on segment results. For Messrs. Mayo and Beck, 40% of the determination was based on corporate measures and 60% of the determination was based on measures tied to the performance of their respective business segments, reflecting their specific responsibilities for segment performance.

The charts below set forth the PLBP and MICP performance measures and the weighting of each measure for the NEOs for 2016:

Corporate Measures	Segment Measures

The definitions of the segment measures are included in the footnotes to the Segment Goal tables included below.

As noted previously, achievement of the financial performance measures under the PLBP and MICP is first determined according to GAAP, but then adjusted under the terms of the PLBP to include or exclude certain unusual or non-recurring or other adjustments in accordance with Section 162(m) of the Internal Revenue Code. The Compensation Committee also retains negative discretion in accordance with Section 162(m) of the Internal Revenue Code to further reduce, but not increase, actual awards paid to the NEOs under the PLBP. The adjusted financial performance results certified by the Compensation Committee under the PLBP and MICP are non-GAAP financial measures.

The charts below detail results certified by the Compensation Committee compared to the goals:

Corporate Goal	Threshold	Target	Maximum	As Certified 2016 Results	Comparison to Target as a %
Diluted EPS [1]	$2.39	$2.47	$2.84	$2.54	137.8%
Revenue (in millions) [2]	$1,200	$1,245	$1,332	$1,231	76.3%
Days Working Capital (DWC) [3]	127	123	120	125	68.7%

Industrial Segment Goal	Threshold	Target	Maximum	As Certified 2016 Results	Comparison to Target as a %
Operating Profit (in millions) [4]	$120.7	$134.1	$154.2	$136.9	128.1%
Revenue (in millions) [2]	$797	$825	$883	$824	97.9%
Days Working Capital (DWC) [3]	114	111	108	110	149.7%

Aerospace Segment Goal	Threshold	Target	Maximum	As Certified 2016 Results	Comparison to Target as a %
Operating Profit (in millions) [4]	$43.2	$48.0	$55.2	$32.9	0.0%
Revenue (in millions) [2]	$365	$379	$406	$363	0.0%
Days Working Capital (DWC) [3]	142	133	130	138	60.7%
1.	“As Certified 2016 Diluted EPS” is based on reported diluted EPS, excluding the effects of acquisitions, certain tax benefits reflecting a change in accounting, and amounts related to a contract termination dispute and award, under the terms of the PLBP and MICP.
2.	“As Certified 2016 Revenue” corporate performance measure is based on reported Revenue. “As Certified 2016 Revenue” for the business-segment specific portion of Messrs. Mayo and Beck’s annual incentive compensation is based on reported revenue for the Industrial segment and the Aerospace segment (excluding Barnes Aerospace Revenue Sharing Programs), respectively.
3.	“As Certified 2016 DWC” corporate performance measure is based on accounts receivables (what our customers owe) plus inventory (generally material, labor and overhead costs used to produce products we sell to customers) less accounts payables (generally what we owe our suppliers for products and services we purchase) based on a 5 point average, excluding the effects of acquisitions.
4.	“As Certified 2016 Operating Profit” for the business segment specific portion of Messrs. Mayo and Beck’s annual incentive compensation is based on operating profit for the Industrial and Aerospace segments, respectively, adjusted for the impact of acquisitions, under the terms of the PLBP and MICP. “As Certified 2016 Operating Profit” for the Aerospace segment excludes Barnes Aerospace Revenue Sharing Programs.

The annual cash incentive awards are generally paid in February of the following calendar year, after the results are certified by the Compensation Committee. The following cash incentive awards were paid to NEOs for 2016 performance based on the results certified by the Compensation Committee:

Name of Executive	Annual Incentive Earned	Annual Incentive Earned as % of Base Salary in 2016
P. Dempsey	$670,103	84%
C. Stephens, Jr.	257,431	56%
S. Mayo	256,103	60%
M. Beck	85,007	22%
J. Berklas	185,954	50%

Long-Term Incentive Compensation

Long-term incentive award opportunities are potentially the largest component of total annual compensation and constituted over 84% of 2016 total direct compensation at target for our CEO and on average over 62% of 2016 total direct compensation at target for our NEOs. We believe that long-term performance is enhanced through the use of awards denominated in share value. These awards reward our NEOs for maximizing stockholder value over time, aligning the interests of our employees and management with those of our stockholders. When coupled with the ownership requirements described below, our long-term incentive awards encourage our NEOs to maintain a continuing stake in our long-term success and provide an effective way to tie a substantial percentage of total direct compensation to any increase or decrease in stockholder value.

In 2016, the Company used a combination of time-based equity awards and performance-based equity awards. Particular emphasis was placed on PSAs, which make up the largest portion (50%) of the value of equity awards at the time of grant. In determining the mix of equity grants, the Compensation Committee considered the pay-for-performance philosophy at the Company, aligning the NEOs’ interests with those of our stockholders, past practice, changes in business strategy, competitive practice (both generally and within the Peer Group), and the strategic impact of equity-based compensation (i.e., cost effectiveness, stockholder dilution, executive retention, a link to Company performance and total stockholder return).

The following types of long-term incentive awards are currently used under the terms of the 2014 Barnes Group Inc. Stock and Incentive Award Plan (the Stock and Incentive Award Plan):

Vehicle	Target Portion of Total Long-term Incentive Compensation	Vesting	Comments
PSAs	CEO: 57% Other NEOs: 50%	Performance-based vesting at the end of a 3-year cycle
●Provides an opportunity to receive Common Stock if pre-defined performance measures are met over the 3-year performance period
●Settled in shares of Common Stock
●Accrued dividends are paid out in cash at the end of the 3-year cycle, adjusted for the number of shares actually earned
●For the 2016 grant, based on two equally-weighted performance measures - TSR relative to the performance of the Russell 2000 Index and ROIC performance based on absolute internal measures as determined by the Compensation Committee.

Stock Options	CEO: 17% Other NEOs: 20%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	●Provides the opportunity for compensation only if the Company’s stock price increases from the grant date ●Grants are priced at the fair market value on the grant date
RSUs	CEO: 26% Other NEOs: 30%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	●Settled in shares of Common Stock ●Pays out dividend equivalents in cash during vesting periods

Stock options and RSUs are subject to time-based vesting with staggered vesting dates to encourage NEO retention. In addition to the time-vesting requirements, stock options have value only if the Common Stock price at the time of exercise exceeds the fair market value as of the grant date. This directly correlates to our stockholders’ interests, and focuses executives on the long-term growth of the Company and stockholder value.

The 2016 award will measure three-year TSR against the performance of Russell 2000 Index companies and three-year ROIC performance against an absolute internal goal determined by the Compensation Committee. The two measures are weighted equally. Based on performance, following the end of the three-year cycle, a payout, if any, is in the form of shares of Common Stock. A payout may range from zero for performance below the threshold level, to 250% of target for exceptional performance at the maximum level or above.

The chart below illustrates potential payouts at various levels of performance for the 2016 PSAs:

2016 Performance Share Awards

	Performance Levels [1]
3-Year Performance Measures	Threshold	Target	Maximum	Maximum+	Maximum++
Relative TSR (percentile vs. Russell 2000 Index)	33rd	50th	66th	75th	85th
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
ROIC (absolute internal measure)	8.70%	9.00%	9.25%	9.50%	10.00%
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
1.	Results between Performance Levels are interpolated.

Payouts in the Last Year. Payouts under the PSA program occurred in 2016 for the three-year performance period ending December 31, 2015. The Relative Measure PSA program was renamed as the PSA program in 2015 to reflect the mixture of performance metrics, measured on a relative basis and on an absolute internal basis. In accordance with the plan, the Compensation Committee adjusted the reported or actual performance results to include or exclude certain unusual or non-recurring or other adjustments in accordance with the plan. The PSA payout for the period ending December 31, 2015 resulted in a weighted average payout level of 145%, calculated using the following results:

Performance Measure	As Certified 2012 Results	As Certified 2015 Results	Change	3 Year Growth	Relative Performance Level (Percentile)	Payout Level
TSR [1]	$21.72	$37.41	$15.69	72%	68%	161%
EBITDA Growth (in millions)	197.2 [2]	268.3 [3]	71.10	36%	60%	131%
Basic EPS Growth	1.91 [2]	2.49 [3]	0.58	30%	64%	143%
1.

“TSR” represents the comparison between the average closing price for the 20 days before the grant and the average closing price for the final 20 days of the performance period, plus cumulative dividends during the performance period.

2.

“As Certified 2012 EBITDA Results” and “As Certified 2012 Basic EPS Results” are based on EBITDA derived from reported amounts and reported basic EPS, respectively, adjusted for the effects of acquisition including short-term purchase accounting and acquisition related costs.

3.

“As Certified 2015 EBITDA Results” and “As Certified 2015 Basic EPS Results” are based on EBITDA derived from reported amounts, and reported basic EPS, respectively, adjusted for the effects of acquisition short term purchase accounting and acquisition related costs, the effect of restructuring activities, contract termination dispute costs and pension lump sum settlement.

Based on these results, the following payouts were made to NEOs who received a grant of Relative Measure PSAs in 2013:

Name of Executive	2013 PSAs Granted	Weighted Average Payout Level	Payout Shares	Payout of Accumulated Dividends
P. Dempsey	36,300 [1]	145%	52,789 [1]	$71,265 [1]
C. Stephens, Jr.	14,000	145%	20,359	27,485
1.	Includes 22,600 shares granted upon appointment to CEO (Messrs. Mayo, Berklas and Beck joined the Company in 2014, 2015 and 2016, respectively, and therefore did not participate in the 2013 Relative Measure PSA program).

Termination Provisions. For PSAs, if the participant’s employment is involuntarily terminated by the Company without cause before the first anniversary of the PSA grant date, the award is forfeited. If they are terminated after one year, a pro rata portion of the award based on the number of days the participant was employed during the applicable performance period is paid based on the Company’s actual performance for that performance period relative to target. For stock options and RSUs, if the participant’s employment is involuntarily terminated by the Company without cause, any unvested stock options or RSUs will be forfeited and vested options will remain exercisable for one year from the date of termination.

Since 2012, long-term incentive awards require a “double trigger” for accelerated vesting in the event of a change in control of the Company. In the event of a change in control as defined in the Stock and Incentive Award Plan, stock options, RSUs and PSAs will vest and accelerate only if an NEO’s employment is terminated by the Company without cause, or if the NEO resigns for good reason (as defined in the severance agreements) on or within two years following a change in control.

Information on termination provisions related to death, disability and retirement can be found in the footnotes to the Summary Compensation Table and under “Awards Granted Under The Stock And Incentive Award Plan” on page 45.

Setting Award Levels. Long-term incentive award opportunities are established by the Compensation Committee according to the NEO’s position and responsibilities and based on a comparison to our Peer Group and competitive compensation data. In 2016, the Compensation Committee differentiated target awards based on individual NEO performance, experience and market positioning.

The Compensation Committee does not take into account existing NEO Common Stock holdings when determining awards because it believes that doing so could penalize success (if compensation were reduced based on the appreciation of past awards) or reward underperformance (if compensation were awarded to make up for lack of appreciation in stock price).

The Company’s practice is to make all equity awards at the first regularly scheduled meeting of the Compensation Committee, which typically occurs early in February. The Company makes “off-cycle” equity grants to NEOs in limited circumstances, generally for newly hired executives, promotions, in recognition of special events, or as retention incentives.

2016 Awards. The established target mix for all NEOs places more weight on performance-based equity. For NEOs other than the CEO, the same target mix and weighting for equity was used in 2016 as in prior years, with PSAs at 50%, RSUs at 30% and Stock Options at 20%. In 2016, the target mix and weighting for equity for the CEO was modified to increase PSAs to 57% and reduce RSUs to 26% and Stock Options to 17%, to place additional emphasis on performance-based PSAs for the CEO.

2016 Long-Term Incentive Compensation 1

Name of Executive	Target Values	Stock Option Grants	RSU Grants	PSA Grants
P. Dempsey	$3,250,000	77,500	26,000	57,400
C. Stephens, Jr.	750,000	20,800	7,000	11,600
S. Mayo	475,000	13,200	4,400	7,400
M. Beck	400,000	11,283	3,904	6,506
J. Berklas	325,000	9,000	3,000	5,000
1.	Annual grants made during February are shown above. Mr. Beck received a special one-time grant upon his appointment in March 2016, having a target value of $490,000 (not reflected above).

NEO Stock Ownership Requirements

All of our NEOs, as well as certain other members of Company leadership, are subject to stock ownership requirements.

Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. There is no deadline to achieve the ownership levels, but all net after-tax proceeds from Company equity grants, including stock option exercises, must be retained until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares.

As of the end of 2016, compliance with the requirements was as follows:

Name of Executive	Multiple of Annual Salary	Fully Met Ownership Requirement	In Progress Toward Meeting Ownership Requirement
P. Dempsey	5x	X
C. Stephens, Jr.	3x	X
S. Mayo [1]	3x		X
M. Beck [1]	3x		X
J. Berklas [1]	3x		X
1.	Messrs. Mayo, Berklas and Beck joined the Company in 2014, 2015 and 2016, respectively.

Risk Considerations

Our executive compensation program motivates and rewards our NEOs for their performance during the fiscal year and over the long term and for taking appropriate business risks consistent with our strategic objectives. Our executive compensation program is also designed to mitigate the likelihood that our NEOs would make business decisions that present undue risk:

●	Our Stock Options and RSUs vest ratably over three or more years. Our PSAs vest based on performance at the end of the three-year performance period.
●	Annual cash incentive performance targets are tied to several financial metrics, including basic or diluted EPS and/or Operating Profit, Revenue and DWC and are quantitative and measurable.
●	The performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.
●	Our stock ownership requirements require our NEOs to own equity representing a significant multiple of their base salary and to retain this equity throughout their tenures.
●

All NEOs have entered into clawback agreements that allow us to recoup incentive compensation in situations where the awards earned by NEOs are based on the achievement of certain financial performance targets that are later restated and would therefore result in lower awards paid.

●

Payouts under our annual and long-term incentive programs are subject to a cap. Our annual cash incentive award payments are capped at 2.25 times base salary for the CEO and less for the other NEOs. Performance-based payouts under the PSAs are capped at 2.5 times the target level PSA grant.

Based on its most recent evaluation, the Compensation Committee concluded that the executive compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s business strategy and are not reasonably likely to have a material adverse effect on the Company. For further discussion on risk oversight of the compensation programs for Company-wide employees, see the “Risk Oversight and Assessment Policies and Practices” section on page 34.

Pension and Other Retirement Programs

Our NEOs have the opportunity to participate in one or more of the following retirement plans:

Plan	Summary of Features
Salaried Retirement Income Plan (SRIP) Effective 12/31/2016, now called the Consolidated Pension Plan (CPP)

A broad-based tax-qualified defined benefit pension plan; vesting upon attaining 5 years of service. Effective December 31, 2012, this plan was closed to employees hired on or after January 1, 2013. In lieu of this benefit, eligible new employees will receive an annual retirement contribution under the Barnes Group Inc. Retirement Savings Plan of 4% of eligible earnings. Only Messrs. Dempsey and Stephens participate in the SRIP.

Retirement Savings Plan (RSP)

401(k): A broad-based tax qualified defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. 100% vesting in matching contributions upon 2 years of service. All NEOs may participate in the 401(k) portion of the RSP.

Retirement Contribution: New employees who are not eligible to participate in the SRIP also receive an annual Retirement Contribution (RC) of 4% of eligible earnings subject to 5 year graded vesting. Messrs. Mayo, Berklas and Beck are eligible for the RC component of the RSP.

Retirement Benefit Equalization Plan (RBEP)

Provides benefits on base salary earnings in excess of Internal Revenue Service (IRS) limit on qualified plans that applies to the SRIP or the RC component of the RSP to eligible salaried employees, officers and NEOs who do not meet MSSORP/DC Plan vesting requirements; vesting upon attaining 5 years of service (5 year graded vesting for benefits based on the RC component of the RSP). All NEOs participate in the RBEP.

Modified Supplemental Senior Officer Retirement Plan (MSSORP)

Provides a 55% average final pay benefit (base salary and annual incentive); benefit is reduced for offsets from prior employer retirement benefits and other Company retirement benefits; vesting upon attaining age 55 and 10 years of service. This program was closed to new or rehired entrants in 2008. Only Mr. Dempsey participates in the MSSORP.

Nonqualified Deferred Compensation Plan (DC Plan)

Provides an annual Company contribution based on a percent of base salary and annual incentive in excess of IRS limit on qualified plans; for 2014, the contribution was based on 20% of base salary and annual incentive pay; vesting upon attaining age 55 and 10 years of service. The Company modified the DC Plan to close participation to any employee hired, rehired or promoted into an eligible position on or after April 1, 2012. Mr. Stephens is a grandfathered participant in the DC Plan.

The SRIP and RSP are broad-based tax-qualified plans. The RBEP provides the benefits of the SRIP and the RC component of the RSP in excess of IRS limits on broad-based tax-qualified plans. The MSSORP and the DC Plan are non-tax-qualified supplemental executive retirement plans that provide a higher level of benefits than are available under the SRIP to certain designated employees and senior level officers, including certain NEOs as reflected in the table below. Both of these plans are closed to new participants so new executives receive the same benefit levels as qualified plan participants.

The chart below summarizes which NEOs participate in each of the qualified and nonqualified pension and retirement plans. A more detailed discussion of the pension benefits payable to our NEOs is described in the Pension Benefits table and the narrative following the table on page 39.

	Qualified Plans		Nonqualified Plans
Name of Executive	SRIP	RSP RC [1]	RBEP	MSSORP	DC Plan
P. Dempsey [2]	X		X	X
C. Stephens, Jr.	X		X		X
S. Mayo		X	X
M. Beck		X	X
J. Berklas		X	X
1.	All NEOs may participate in the RSP (i.e., 401(k) plan) on the same terms as all other employees, but only Messrs. Mayo, Berklas and Beck are eligible to participate in the RC component of the RSP.
2.	If age and service vesting requirements are not met under the MSSORP or the DC Plan, the RBEP benefits apply.

Change in Control and Employment Termination Benefits

The Company provides change in control benefits specifically to retain key executives, including NEOs, during a potential change in control, to provide continuity of management and to provide income continuation for NEOs who are particularly at risk of involuntary termination in the event of a change in control. These benefits are part of a competitive compensation package and keep our executive officers focused on our business goals and objectives. In some instances these agreements provide for payments and other benefits if we terminate a NEO’s employment without “cause,” or if an NEO terminates employment for “good reason,” either before or after a change in control.

As discussed in more detail on page 33, none of the agreements for our NEOs include a gross-up for any taxes as a result of golden parachute payments under Section 4999 of the Internal Revenue Code. In addition, we generally do not provide change in control cash compensation benefits in excess of two times an executive’s base salary and annual cash incentive compensation. Our agreements with our NEOs also provide for continuation of group health, life insurance, and other benefits for 24 months following the executive’s termination and for certain other benefits. The terms of the change in control and incremental termination benefits payable to our NEOs are described in more detail under “Potential Payments Upon Termination or Change in Control” on page 46.

Perquisites

In 2016, the Company provided certain limited perquisites to our NEOs. The perquisites are fully described in the footnotes to the Summary Compensation Table and generally fall in the categories of financial planning and tax preparation services and annual executive physical examination.

Additional Benefits

Messrs. Dempsey and Stephens are grandfathered participants in the Company’s Senior Executive Enhanced Life Insurance Program (SEELIP), under which the Company pays the premiums for a life insurance policy with a benefit of four times the employee’s base salary. The policy is owned by the NEO but the Company pays the NEO’s income tax liability arising from its payment of the premiums and taxes during the NEOs employment. Upon termination or retirement, the Company no longer pays the premium or the income tax liability. As previously disclosed, the Company closed participation to any employee hired or promoted into an eligible position after April 1, 2011.

When the SEELIP was closed to new entrants, the Company established the Executive Group Term Life Insurance Program (EGTLIP) for new NEOs and other eligible executives who were not already participants in the SEELIP. The EGTLIP provides premium payments for a term insurance policy with a benefit of four times the employee’s base salary. Upon termination or retirement, the Company no longer pays the premiums. The NEO owns the policy and is responsible for any tax liability (i.e., no tax gross-up) resulting from this benefit. Messrs. Mayo, Berklas and Beck are participants in the EGTLIP.

Each of our NEOs participates in other employee benefit plans generally available to all U.S. based employees (e.g., health insurance) on the same terms as all other employees.

Additional Information

Employment Contracts

Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. None of our NEOs have an employment contract.

Clawback Agreements

Executives hired or promoted into corporate officer positions are required to enter into clawback agreements. These agreements permit the Company to recoup or “clawback” certain annual incentive compensation and performance-based equity awards paid to those officers where the awards were based on the achievement of certain financial performance targets that were later restated and would therefore have resulted in lower awards paid. The Company has entered into agreements with all NEOs and other select key employees. In addition, all of the Company’s equity award agreements provide that awards may be forfeited if an employee engages in activity that is detrimental to the Company, including performing services for a competitor, disclosing confidential information, or otherwise violating the Company’s Code of Business Ethics and Conduct. The Compensation Committee has discretion to make certain exceptions to the clawback requirements and ultimately determine whether any adjustment will be made.

Hedging and Pledging

The Company prohibits certain members of Company leadership, including all directors and executive officers (including all NEOs) from engaging in hedging transactions involving the Company’s securities.

The Company prohibits certain members of Company leadership, including all directors and executive officers, from pledging or margin call arrangements involving the Company’s securities that are held to meet the Company’s stock ownership requirements. The Company also places other restrictions on any other pledging or margin call arrangements involving Company securities by such individuals. In addition, the ability of these individuals to engage in such transactions requires pre-approval from the Corporate Governance Committee and an annual certification to the Corporate Governance Committee that the individual is in compliance with the policy. None of our NEOs have pledged Company securities or have Company securities subject to a margin call arrangement.

Tax And Accounting Considerations

Internal Revenue Code Section 162(m)

As discussed above, our Compensation Committee considers the tax and accounting treatment associated with its cash and equity awards, although these considerations are not the overriding factor that the Compensation Committee uses in making its decisions. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to each of its NEOs (except the CFO), unless certain conditions are met. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements.

The Company currently grants awards intended to meet this exception including annual cash incentive awards, stock option awards and PSAs. Grants of restricted stock or stock units that vest solely on the basis of service do not qualify for the exception. To maintain flexibility in compensating NEOs in a manner designed to promote varying Company goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that action is appropriate and in the Company’s best interests.

Internal Revenue Code Section 280G

The Company also periodically reviews the severance agreements entered into between the Company and the NEOs to assess the impact of Section 280G of the Internal Revenue Code. Currently, the severance agreements do not provide for any gross-up to compensate our NEOs for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change in control. Nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Section 280G of the Internal Revenue Code.

Accounting for Equity Compensation

The Company accounts for its stock-based employee compensation plans at fair value on the grant date and recognizes the related cost in its consolidated statement of income in accordance with accounting standards related to share-based payments. The fair values of stock options are estimated using the Black-Scholes option-pricing model based on certain assumptions. The fair values of RSU awards and PSAs with a performance condition are estimated based on the fair market value of the Company’s stock price on the grant date. The fair values of PSAs with a market condition are estimated using a Monte Carlo valuation model based on certain assumptions.

COMPENSATION COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Mylle H. Mangum, Chair
Gary G. Benanav
JoAnna L. Sohovich

RISK OVERSIGHT AND ASSESSMENT POLICIES AND PRACTICES

Our Audit Committee is ultimately responsible for overall risk oversight for the Company generally. The Compensation Committee evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

●

Our target total direct compensation mix represents a balance of short-term and long-term incentive based compensation, that focuses on both short-term and long-term goals and provides a mixture of cash and equity-based compensation;

●	Our annual long-term incentive awards vest over three or more years;
●	Our short-term incentive awards are tied to multiple performance-driven financial metrics;
●	Payments under our short-term and long-term incentive programs are capped;
●	We have stock ownership requirements for our executive officers, as well as certain other members of Company leadership, which ensure alignment with our stockholders’ interests over the long term;
●	On an annual basis, our executive officers confirm compliance with both our Code of Business Ethics and Conduct and our Securities Law Compliance Policy; and
●	We have formal clawback agreements with our executive officers.

The Compensation Committee also consults with and makes certain recommendations to the Board regarding the Company’s compensation programs as necessary. Based on its evaluation, the Compensation Committee has concluded that the overall structure of the compensation programs for NEOs and Company-wide employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our NEOs for the fiscal years ended December 31, 2016, 2015 and 2014:

							Change in
							Pension Value
						Non-Equity	& Nonqualified
				Stock	Option	Incentive	Deferred Comp.	All Other
Name & Principal Position	Year	Salary	Bonus [2]	Awards [3]	Awards [4]	Plan Comp. [5]	Earnings [6]	Comp. [7]	Total
Patrick J. Dempsey [1] President and CEO	2016	$800,000	$0	$3,054,284	$532,073	$670,103	$902,828	$210,378	$6,169,666
	2015	793,750	0	2,539,258	579,506	267,840	249,522	95,482	4,525,358
	2014	768,750	0	2,130,065	443,912	1,538,220	1,622,098	141,129	6,644,174
Christopher J. Stephens, Jr. SVP, Finance and CFO	2016	461,000	0	670,851	142,801	257,431	67,084	162,030	1,761,197
	2015	461,000	0	608,817	139,364	102,895	32,892	262,522	1,607,490
	2014	461,000	0	762,575	159,663	609,995	88,646	362,296	2,444,175
Scott A. Mayo SVP and President, Barnes Industrial Segment	2016	425,000	0	425,945	90,624	256,103	0	27,859	1,225,531
	2015	425,000	0	428,650	98,789	68,799	0	44,113	1,065,351
	2014	336,799	0	1,069,840	72,978	305,952	0	138,434	1,924,003
Michael A. Beck [1] SVP and President, Barnes Aerospace Segment	2016	325,000	55,000	950,214	195,986	85,007	0	62,075	1,673,282
	2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	2014	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
James P. Berklas [1] SVP, General Counsel and Secretary	2016	370,000	0	288,630	61,789	185,954	0	27,891	934,264
	2015	154,167	0	213,086	48,297	31,040	0	57,897	504,487
	2014	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
1.	Mr. Dempsey’s 2015 salary represents a pro rata amount taking into account Mr. Dempsey’s increase in salary from $775,000 to $800,000; Mr. Beck’s 2016 salary represents a portion of his $390,000 base salary since he joined the Company effective March 2016 and Mr. Berklas’ 2015 salary represents a portion of his $370,000 base salary since he joined the Company effective August 2015.
2.	On February 8, 2017, the Compensation Committee approved a one-time discretionary bonus payment in the amount of $55,000 (less applicable taxes) for Mr. Beck’s leadership in 2016 and positioning the Aerospace segment for future growth.
3.	Stock Awards represent the aggregate grant date fair value of RSUs and PSAs granted to NEOs under the Stock and Incentive Award Plan. PSAs vest upon satisfying established performance and market goals. In addition to the RSU value, the value disclosed in this column for the PSAs for Messrs. Dempsey, Stephens, Mayo, Beck and Berklas represents the amount of compensation if the target goals are met. The maximum grant date fair value of the PSAs granted in 2016 was $3,577,890 for Mr. Dempsey, $723,058 for Mr. Stephens, $461,261 for Mr. Mayo, $1,026,025 for Mr. Beck and $311,663 for Mr. Berklas. The PSAs allow a NEO to receive up to 250% of the target amount. The fair value of the performance based portion of the awards was determined based on the market value of Common Stock on the date of grant and the fair value of the market based portion of awards was determined based on a Monte Carlo valuation method; as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. The values disclosed in this column for 2014 include special recognition RSU and PSAs. The 2014 stock awards for Mr. Mayo, the 2015 stock awards for Mr. Berklas and the 2016 stock awards for Mr. Beck include new hire awards.
4.	Option Awards represent the aggregate grant date fair value of stock options granted to NEOs under the Stock and Incentive Award Plan. The fair value was determined using the Black-Scholes option pricing model applied consistently with the Company’s practice, as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end.
5.	Non-Equity Incentive Plan Compensation which was paid in February 2017 includes amounts earned under the PLBP and MICP, as applicable, for all NEOs.
6.	The amount listed in Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the annual increase in pension value for all of the Company’s defined benefit retirement programs. All assumptions are as detailed in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end, with the exception of the following: retirement age for all plans is assumed to be the older of the unreduced retirement age, as defined by each plan, or age as of December 31, 2016, December 31, 2015, or December 31, 2014, as applicable, and no pre-retirement mortality, disability, or termination is assumed. The U.S. discount rates of 4.50%, 4.65% and 4.25%, respectively, are detailed in the Management’s Discussion and Analysis filed with the Annual Report on Form 10-K for the respective year-end. Year-over-year changes in pension value generally are driven in large part due to changes in actuarial assumptions underlying the calculations as well as increase in service, age and compensation.

The Pension Values are segregated by plan in the following table:

	Plan Name
Name of Executive	Year	SRIP [b]	RBEP [a,b]	MSSORP [b]	SERP [b]	Total
Patrick J. Dempsey President and CEO	2016	$674,406	n/a	$3,850,964	n/a	$4,525,370
	2015	580,423	n/a	3,042,119	n/a	3,622,542
	2014	556,969	n/a	2,816,051	n/a	3,373,020
Christopher J. Stephens, Jr. SVP, Finance and CFO	2016	330,395	n/a	n/a	n/a	330,395
	2015	263,311	n/a	n/a	n/a	263,311
	2014	230,419	n/a	n/a	n/a	230,419

Consistent with financial calculations in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the fiscal years ending December 31, 2016, December 31, 2015 and December 31, 2014, it is assumed that the form of payment is a life annuity for the SRIP, the RBEP, the Supplemental Executive Retirement Plan (SERP) and the MSSORP. The 2016, 2015 and 2014 qualified plan limits of $265,000, $260,000 and $255,000, respectively, have been incorporated.

a.	The amount listed for Mr. Stephens assumes that he will vest under the Barnes Group 2009 Deferred Compensation Plan and therefore would not be eligible to receive benefits under the RBEP. The amounts listed for Mr. Dempsey assume that he would vest under the MSSORP and therefore would not be eligible to receive benefits under the RBEP.
b.	Messrs. Mayo, Beck and Berklas do not participate in the SRIP, MSSORP or SEP plans and therefore are not eligible to receive pension-related benefits under the RBEP.
7.	The compensation represented by the amounts for 2016 set forth in the All Other Compensation column for the NEOs is detailed in the following table:
		Taxes Paid on	Life	Deferred
Name and Principal		All Other	Insurance	Compensation			All Other
Position	Year	Compensation [a]	Premiums [b,c]	Plan [d]	Relocation [e]	Other [f]	Perquisites [g]	Total
Patrick J. Dempsey President and CEO	2016	$96,740	$100,688	$0	$0	$7,950	$5,000	$210,378
Christopher J. Stephens, Jr. SVP, Finance and CFO	2016	43,817	45,606	59,779	0	7,950	4,878	162,030
Scott A. Mayo SVP and President, Barnes Industrial	2016	0	2,859	0	0	24,950	50	27,859

Michael A. Beck SVP and President, Barnes Aerospace	2016	14,046	3,775	0	20,724	19,674	3,856	62,075

James P. Berklas SVP, General Counsel and Secretary	2016	2,855	1,601	0	0	22,750	685	27,891

a.	This column represents the reimbursement of taxes paid on eligible compensation included in the All Other Compensation table for the NEOs in accordance with the Company's policies and practices. For Messrs. Dempsey and Stephens, includes taxes paid pursuant to the terms of the SEELIP, under which the Company pays the policy premiums and pays the income tax liability arising from its payment of the premiums and taxes. The SEELIP was closed to new participants effective April 1, 2011. For Mr. Beck, includes a gross-up on relocation expenses incurred during 2016 on all items considered to be taxable during relocation. For Mr. Berklas, includes a gross-up paid in 2016 on relocation expenses incurred in 2015 on all items considered to be taxable during relocation, which are reflected in the All Other Compensation column in 2015.
b.	Payments made under the SEELIP for Messrs. Dempsey and Stephens. Under the SEELIP, the Company pays the premiums for the individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary, and the Company pays the participating NEO's income tax liability arising from its payment of the premiums and taxes, therefore, incurring no out-of-pocket expense for the policies. The Company will cease to pay policy premiums and taxes upon termination of employment or retirement.
c.	Payments made under the EGTLIP for Messrs. Mayo, Beck and Berklas. The SEELIP was closed to new or rehired executives effective April 1, 2011, and the Company established the EGTLIP for new NEOs and other eligible executives. Under the EGTLIP, the Company pays the premiums for individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary. The employee owns the policy and is responsible for any tax liability (no tax gross-up) resulting from this program. The Company ceases to pay policy premiums on termination of employment.
d.	The amount listed as deferred compensation for Mr. Stephens includes employer contributions to the Barnes Group 2009 Deferred Compensation Plan.
e.	Mr. Beck received relocation benefits consistent with Company policy and practices. The relocation costs included an allowance for incidentals and costs for temporary living and final move. In addition, Mr. Beck received a tax gross-up on all items considered to be taxable, which are reflected in the Taxes Paid on All Other Compensation column.
f.	Consists of matching contributions made by the Company under the RSP which is a plan generally available to most U.S. based employees, including the NEOs. For Messrs. Mayo, Beck and Berklas, who were not eligible to participate in the SRIP, this also includes a retirement contribution of 4% eligible earnings under the RC component of the RSP. Contributions made by the Company under its health savings account plan which is also a plan generally available to most U.S. based employees, including the NEOs, are not included; the maximum allowable Company contributions under this plan were $1,000 in 2016.
g.	Included in All Other Perquisites are payments made for financial planning and tax preparation services for Messrs. Dempsey, Stephens and Beck and an executive physical for Mr. Stephens.

Grants of Plan Based Awards In 2016

For a discussion regarding the PLBP and the Stock and Incentive Award Plan, please see the “Compensation Discussion and Analysis” on page 15. The vesting schedule for outstanding PSAs, RSUs and stock option awards are set forth in the footnotes to the Outstanding Equity Awards at Fiscal Year End table.

									All Other
								All Other	Option		Grant
								Stock	Awards:	Exercise	Date Fair
		Estimated Future			Estimated Future			Awards:	Number of	or Base	Value of
		Payouts Under Non-Equity			Payouts Under Equity			Number	Securities	Price of	Stock &
Name of	Grant	Incentive Plan Awards [1]			Incentive Plan Awards [2]			of Stock	Underlying	Option	Option
Executive	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options [3]	Awards [4]	Awards
P. Dempsey	2/10/16	$150,000	$600,000	$1,800,000	18,942	57,400	143,500	26,000	77,500	$30.71	$3,586,353
C. Stephens, Jr.	2/10/16	57,625	230,500	691,500	3,828	11,600	29,000	7,000	20,800	30.71	813,651
S. Mayo	2/10/16	53,125	212,500	637,500	2,442	7,400	18,500	4,400	13,200	30.71	516,568
M. Beck	3/1/16	40,905	163,621	490,863	4,777	14,476	36,190	8,686	25,105	34.92	1,146,199
J. Berklas	2/10/16	41,625	166,500	499,500	1,650	5,000	12,500	3,000	9,000	30.71	350,419
1.	Sets forth the range of the potential amounts payable under the PLBP and MICP for all NEOs.
2.	Sets forth the range of the number of shares of Common Stock that could be issued under PSAs granted in 2016 under the Stock and Incentive Award Plan.
3.	Stock options granted under the Stock and Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal-Year End table.
4.	Each option has an exercise price equal to the fair market value of Common Stock at the time of grant, as determined by the last trading price per share of Common Stock during regular trading hours on the grant date of the option.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes equity awards granted to the Company’s NEOs that remain outstanding as of December 31, 2016:

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan	Equity
								Awards:	Incentive
								Number of	Plan Awards:
								Unearned	Market or
		Number of				Number	Market Value	Shares,	Payout Value
		Securities	Number of			of Shares	of Shares or	Units or	of Unearned
		Underlying	Securities			or Units of	Units of	Other	Shares, Units
		Unexercised	Underlying	Option	Option	Stock That	Stock That	Rights That	or Other Rights
Name of	Grant	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not	That Have Not
Executive	Date [1]	Exercisable	Unexercisable	Price ($) [2]	Date [3]	Vested (#) [4]	Vested ($) [5]	Vested (#) [6]	Vested ($) [5]
P. Dempsey	2/10/16		77,500	30.71	02/10/26	26,000	1,232,920	57,400	2,721,908
	2/11/15	21,905	43,795	36.31	02/11/25	15,866	752,366	39,600	1,877,832
	2/12/14	20,534	10,266	37.13	02/12/24	5,399	256,021	27,000	1,280,340
	2/12/14	3,934	1,966	37.13	02/12/24	1,033	48,985	5,100	241,842
	3/1/13	25,300		26.32	03/01/23
	2/12/13	15,400		24.24	02/12/23
	2/8/12	3,379		26.59	02/08/22
Total		90,452	133,527			48,298	2,290,291	129,100	6,121,922
C. Stephens, Jr.	2/10/16		20,800	30.71	02/10/26	7,000	331,940	11,600	550,072
	2/11/15	5,268	10,532	36.31	02/11/25	3,799	180,149	9,500	450,490
	2/12/14	6,267	3,133	37.13	02/12/24	666	31,582	8,200	388,844
	2/12/14	2,534	1,266	37.13	02/12/24	1,633	77,437	3,300	156,486
	2/12/13	15,700		24.24	02/12/23
	2/8/12	13,600		26.59	02/08/22
Total		43,369	35,731			13,098	621,107	32,600	1,545,892
S. Mayo	2/10/16		13,200	30.71	02/10/26	4,400	208,648	7,400	350,908
	2/11/15	3,735	7,465	36.31	02/11/25	2,666	126,422	6,700	317,714
	3/17/14	3,834	1,916	38.96	03/17/24	1,033	48,985	8,350	395,957
	3/17/14							5,150	244,213
Total		7,569	22,581			8,099	384,055	27,600	1,308,792
M. Beck	3/1/16		11,283	34.92	03/01/26	4,782	226,762	6,506	308,515
	3/1/16		13,822	34.92	03/01/26	3,904	185,128	7,970	377,937
Total			25,105			8,686	411,890	14,476	686,452
J. Berklas	2/10/16		9,000	30.71	02/10/26	3,000	142,260	5,000	237,100
	8/1/15		5,107	38.93	08/01/25	1,861	88,249	3,101	147,049
Total			14,107			4,861	230,509	8,101	384,149
1.	The option vests at 33.34% on the eighteenth month and 33.33% on each of the thirtieth and forty-second month anniversaries of the grant date.
2.	Option exercise price is the last trading price during regular trading hours per share of Common Stock on the grant date.
3.	The options terminate 10 years after the grant date.
4.	The RSU award vests one-third on the eighteenth month, thirtieth month and forty-second month anniversaries of the grant date.
5.	Market value reflects the closing price on December 31, 2016, of $47.42.
6.	The PSA vests on the third anniversary of the grant date subject to the achievement of performance goals.

Option Exercises And Stock Vested

The following table provides information on the value realized by each of the NEOs as a result of the exercise of stock options and stock awards that vested during fiscal year 2016:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Vesting	Vesting [1]	Acquired on Vesting	Vesting [2]
P. Dempsey	50,621	$1,368,159	74,422	$2,794,989
C. Stephens, Jr.	10,000	225,298	36,759	1,313,511
S. Mayo	0	0	6,542	241,737
M. Beck	0	0	0	0
J. Berklas	0	0	0	0
1.	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise.
2.	Amount reflects the market value of the stock on the day the stock vested.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement granted or accrued to the Company’s NEOs in 2016:

		Number of Years Credited	Present Value of	Payments During Last
Name of Executive	Plan Name	Service (12/31/16)	Accumulated Benefit	Fiscal Year
Patrick J. Dempsey President and CEO	SRIP	16.167	$674,406	$0
	RBEP	n/a	n/a	n/a
	MSSORP	16.167	3,850,964	0

Christopher J. Stephens, Jr. SVP, Finance and CFO	SRIP	7.917	330,395	0
	RBEP	n/a	n/a	n/a
	MSSORP	n/a	n/a	n/a
●

All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal year ended December 31, 2016, including a discount rate of 4.50% with the exception of the following:

–	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2016.
–	No pre-retirement mortality, disability, or termination is assumed.
●	Consistent with financial disclosure calculations, it is assumed that the form of payment is a life annuity for the SRIP, the RBEP and the MSSORP.
●	The 2016 qualified plan compensation limit of $265,000 has been incorporated.
●	The terms of (i) the RBEP plan document as amended and restated effective January 1, 2013, (ii) the terms of the SSORP plan document as amended and restated effective January 1, 2009, (iii) and the terms of the SERP plan document as restated effective February 8, 2010, and as amended and restated effective April 1, 2012, and as further amended on December 12, 2014 have been reflected in the December 31, 2016 SEC disclosure tables. Subsequent amendments as of December 30, 2009 and December 14, 2014 to the MSSORP plan document are likewise reflected in the December 31, 2016 SEC disclosure tables.
●	Internal Revenue Code Section 415 limits are not reflected for these calculations. Note that the limits would only affect the distribution of amounts between the qualified and nonqualified plans.
●	Messrs. Mayo, Beck and Berklas do not participate in the SRIP, MSSORP or SEP plans and therefore are not eligible to receive pension-related benefits under the RBEP.

DISCUSSION CONCERNING PENSION BENEFITS TABLE

We provide benefits to NEOs under one or more of the following pension plans:

●	Salaried Retirement Income Plan (SRIP);
●	Retirement Benefit Equalization Plan (RBEP); and
●	Modified Supplemental Senior Officer Retirement Plan (MSSORP).

The SRIP is a broad-based tax-qualified defined benefit pension plan. The RBEP and the MSSORP are non-tax-qualified supplemental executive retirement plans that provide more generous benefits than are available under the SRIP to certain designated employees and senior level officers, including certain NEOs as described below.

SALARIED RETIREMENT INCOME PLAN

The SRIP is a defined benefit pension plan designed to provide income after retirement to eligible employees and their beneficiaries. The only NEOs that participate in the SRIP Plan are Messrs. Dempsey and Stephens. As described below, given the closure of the SRIP to employees hired on or after January 1, 2013, Messrs. Mayo, Berklas and Beck are eligible to receive an annual retirement contribution under the RSP of 4% of eligible earnings subject to 5 year graded vesting.

Under the SRIP each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company. The formula for benefit purposes ranges from 0.5% to 2.5% of a participant’s highest five consecutive years of covered compensation (which generally includes base salary). A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.

The normal retirement date under the SRIP is the first day of the month following (1) a participant’s 65th birthday or (2) if hired after age 60, the month the participant achieves five years of service. Participants are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55. A participant whose employment terminates before he or she is eligible to retire on account of normal or early retirement but who has otherwise met the vesting requirements of the SRIP is entitled to a deferred vested retirement benefit.

In 2006, the benefit formula for calculating benefits under the SRIP was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of	For Credited Service Earned on and
	12/31/2006	after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%
Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%
Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

“Final Average Earnings” is the average of a participant’s highest 5 consecutive years’ compensation within the 10 years before retirement or termination of employment with the Company. Compensation includes all earnings paid to the participant as reported to the IRS on the participant’s Form W-2, but excludes overtime pay, bonuses, director’s fees, reimbursed expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2016 qualified plan compensation limit is $265,000.

“Covered Compensation” is the average annual earnings used to calculate a participant’s Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2016 was $78,000.

“Credited Service” is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the SRIP.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the SRIP that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%, 120 Months Certain and Life Option, Level Income Option and Level Income and Contingent Annuity Option.

RETIREMENT BENEFIT EQUALIZATION PLAN

The RBEP provides supplemental benefits for participants in the SRIP whose benefits are limited by statute or the Internal Revenue Code. For example, the Internal Revenue Code Section 415 limit (i.e., the annual contribution limit to a defined contribution plan ($53,000 through December 31, 2016)) and the annual benefits payable from defined benefit plans ($210,000 through December 31, 2016) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($265,000 through December 31, 2016). All NEOs are eligible to participate in the RBEP. Generally, the RBEP is structured to pay the participants the difference between the benefits paid under the SRIP and what the participant would have received but for the statutory limitations described in the SRIP. The RBEP takes into account base salary for purposes of determining the benefits accrued under the plan. All NEOs participate in the RBEP. The defined benefit RBEP was closed to new participants effective December 31, 2012, with no impact to the benefits of existing participants and replaced with the defined contribution RBEP effective January 1, 2013.

MODIFIED SUPPLEMENTAL SENIOR OFFICER RETIREMENT PLAN

The MSSORP provides supplemental retirement benefits to selected employees of the Company. The only NEO that participates in the MSSORP is Mr. Dempsey. The MSSORP was closed to new participants on December 31, 2008 and replaced by the 2009 Deferred Compensation Plan.

The MSSORP provides certain early or normal retirement benefits to participants as follows. The normal retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15 years;
(b)	equals the participant’s SRIP benefit;
(c)	equals the participant’s Social Security benefit; and
(d)	equals the participant’s prior employer benefit.

The early retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation (which generally includes base salary and annual incentive compensation) multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 years or the credited service the participant would have completed had credited service continued to age 62 multiplied by a percentage factor (less than 100%) based on the participant’s age at the time that benefits commence;

(b)	equals the participant’s SRIP benefit as of such date;
(c)	equals the participant’s Social Security benefit; and
(d)	equals the participant’s prior employer benefit multiplied by the same percentage factor based on the participant’s age used in the calculation of (a).

The MSSORP is structured to cover any gaps of coverage under the SRIP and RBEP up to 55% of a participant’s final average compensation. This is because when an individual becomes eligible for the MSSORP, a portion of the benefits are based on amounts earned and vested under the SRIP and RBEP, which all vest prior to the MSSORP benefits.

“Final average compensation” has the same meaning as Final Average Earnings under the SRIP except that “final average compensation” is not subject to the IRS qualified plan compensation limits. In addition, “final average compensation” includes annual cash incentive awards. The “Qualified Plan benefit” is the annual pension benefit payable as a single life annuity upon the participant’s actual retirement date, excluding any portion of such annual pension benefit attributable to any period after, or any compensation earned after, the participant has a “separation from service” within the meaning of Internal Revenue Code Section 409A. “Social Security benefit” means the participant’s annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant.

For participants who had attained age 55 as of January 1, 2009, distributions are made in the form of an annuity. For participants who had not attained age 55 as of January 1, 2009 (none, only Mr. Dempsey participates in the plan), distributions generally are made in 5 installments over a 4-year period following retirement; provided, however, that if the participant terminates employment before attaining age 55, the participant is instead entitled to benefits under the RBEP.

Nonqualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified. In 2016, Mr. Stephens was the only NEO that had nonqualified deferred compensation as follows:

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2016

Aggregate
	Beginning	Executive		Aggregate
	Balance in	Contributions	Registrant	Earnings	Aggregate	Aggregate
	Last Fiscal	in Last Fiscal	Contributions in	in Last	Withdrawals /	Balance at Last
Name of Executive	Year	Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year-End
Christopher J. Stephens, Jr.	$833,937		$59,779	$47,802		$941,518
SVP, Finance and CFO

The Barnes Group 2009 Deferred Compensation Plan (DC Plan) was authorized by the Board in July 2009 effective September 1, 2009. Officers of the Company who were elected or appointed on or after January 1, 2009 until April 1, 2012 when the DC Plan was closed to any new or rehired otherwise eligible executive, were eligible to participate in the DC Plan at the Board’s discretion. The DC Plan replaced the MSSORP which was closed to new participants as of December 31, 2008. Mr. Stephens is the only NEO that participates in the DC Plan.

There are no participant contributions to the DC Plan; rather, for each DC Plan participant, the Company credits an annual hypothetical contribution equal to 20% of the compensation above the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes, currently $265,000) or such other amount determined by the Compensation Committee. The hypothetical contributions credited are adjusted according to the performance of investment options provided under the DC Plan. Each participant in the DC Plan determines from the investment options available how his or her fund will be invested. The DC Plan provides most of the same investment options as the Barnes Group Inc. Retirement Savings Plan. Subject to the Company’s amendment and termination rights and other DC Plan and trust provisions, participants generally vest upon attaining the age of 55 and 10 years of service; provided that the Board may reduce the required years of service to five years for any given participant; and provided further that, for death and defined disabilities, vesting occurs if a participant is at least 55 with five years of service. Distributions under the DC Plan generally are made in five installments over a four-year period. If, at separation from service or death, a participant has satisfied the age and service conditions for the payment of a benefit under the DC Plan, a benefit under the RBEP will not be paid to the participant.

As of December 31, 2016, if Mr. Stephens was not a participant in the DC Plan, the present value of his accumulated benefit under the RBEP would be $276,125. The amount that the Company contributes under the DC Plan is also included in the “All Other Compensation” column of the Summary Compensation Table for Mr. Stephens.

Post Termination And Change In Control Benefits

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and the values of potential payments that would be due if termination of employment or a change in control occurred on December 31, 2016 are set forth in the tables following the description.

SEVERANCE AGREEMENT

All of our NEOs are eligible for certain severance benefits in connection with a change in control or a separation from service following a change in control under the terms of a severance agreement. Generally, our severance agreements are based on the same form agreement. The term of each severance agreement is one year with an automatic annual extension commencing on each January 1, unless the Company or the NEO provides written notice not later than September 30 of the preceding year of a determination not to extend the severance agreement. However, if a change in control occurs during the term of the severance agreement, the term will expire no earlier than 24 months after the month in which the change in control occurs. The Compensation Committee believes that the Company’s severance agreements for its NEOs help assure that the NEOs will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if they might face possible termination of employment as a result of such a transaction.

The severance agreements provide, among other things, that upon the occurrence of a change in control, NEOs are entitled to a cash payment equal to a pro rated target annual bonus for the year in which the change in control occurs which will be credited against any annual bonus or incentive award that each NEO is otherwise entitled to receive with respect to such year.

In addition, if, following a change in control and during the applicable term of the severance agreement, a NEO’s employment is involuntarily terminated other than for cause or if the NEO voluntarily terminates employment for good reason, then each NEO is entitled to certain severance payments and benefits conditioned upon executing a release. These payments and benefits generally consist of the following:

●	An amount equal to two times the most recent base salary and two times the highest of (i) the annualized average bonus for up to three years prior (or such annualized year if applicable) to the (a) separation from service; or (b) change in control; or (ii) the target bonus for the year in which the separation from service occurs;

●	Cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any pro rata bonus previously paid for the same period);
●	Twenty-four months of additional age credit, benefit accruals and vesting credit under the Company’s nonqualified and qualified retirement plans, with the resulting benefits payable either at the times provided by such plans or in an actuarially equivalent lump sum on March 1 of the year following the year in which the date of termination occurs;

●	Twenty-four months of continued financial planning assistance at the Company’s expense;
●	Twenty-four months continued participation in any welfare plans of the Company (including medical, dental, death, disability and the Company’s SEELIP, if applicable) in which the NEO was participating at the time of termination of employment or change in control; and

●	An additional payment each month during the 24-month period to gross-up the NEO for all taxes due on the medical and dental benefits payable under the severance agreement.

For purposes of the severance agreements, “good reason” generally includes a termination by an NEO, subject to an applicable cure period, for: (i) the assignment of any duties materially inconsistent with the NEO’s status as an executive officer or a material adverse alteration in the nature or status of the NEO’s responsibilities from such responsibilities in effect prior to the change in control, (ii) a reduction in the annual base salary of more than 5% or $20,000, (iii) greater than a 50-mile change in the location of Company executive offices and (iv) the failure to follow procedures in the event of a termination for “cause.”

If, during the term of the severance agreement following a change in control, the Company disputes that an NEO’s employment has been involuntarily terminated other than for cause or that the NEO terminated employment for good reason, the Company may be obligated under the severance agreement to continue to pay the executive salary, bonus, benefits and perquisites as described above for the balance of the term of the severance agreement, in addition to the payments and benefits described above.

If an NEO becomes entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits and the NEO may be obligated to repay a portion of any benefits that were previously paid as described above in a lump sum.

The severance agreement also provides that, if any payment or benefit would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive retaining a larger amount, on an after-tax basis, than if he or she received the entire amount of such payments and benefits and paid the applicable excise tax (i.e., the Company does not provide a tax gross-up for any excise taxes as a result of change in control benefits).

The severance (change in control) agreement supersedes any other agreements and plans that apply in the event that the executive’s employment with us is terminated following a change in control without cause or by the executive for good reason. The superseded agreements include the Barnes Group Inc. Executive Separation Pay Plan described below.

BARNES GROUP INC. EXECUTIVE SEPARATION PAY PLAN

During 2016, each of our NEOs was covered by the Executive Separation Pay Plan. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences an involuntary separation from service without cause provided that, after December 31, 2008, such separation is not covered by a severance agreement. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

Under the Executive Separation Pay Plan, a terminated eligible NEO is entitled to minimum severance of one month’s base salary or the amount of accrued vacation pay, whichever is greater. In order to receive the higher severance benefit of 12 months’ salary continuation (or, 24 months’ salary and pro rata actual bonus in the case of Mr. Dempsey) plus accrued vacation pay, the eligible NEO must execute a release of claims acceptable to us. The salary portion is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation pay portion is to be paid in a lump sum. The pro rata actual bonus to be paid to Mr. Dempsey would be paid in a lump sum. During the severance period, benefits will continue to be provided pursuant to medical, dental, flexible benefit and premium payments and benefits under the SEELIP, ELIP, or EGTLIP will be continued for NEOs.

ANNUAL INCENTIVE PLANS

Participants in the PLBP for any year whose employment is involuntarily terminated by the Company other than for cause on or after November 1 and before awards are paid for such year are eligible to receive prorated awards for such year based on actual performance, as are participants who by reason of retirement, death or disability. A participant whose employment terminates for any other reason before awards are paid for a year is not eligible to receive an award. The MICP is structured on the same terms and conditions as set forth in the PLBP.

RETIREMENT PLANS

The amount and form of pension benefits that would be paid upon a qualifying retirement under our SRIP, the RBEP and the MSSORP are disclosed in the Pension Benefits on page 39 and the accompanying discussion. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the “Potential Payments Upon Termination or Change in Control” on page 46.

Awards Granted Under The Stock And Incentive Award Plan

The table below summarizes potential payments upon termination or change in control pursuant to each of the Company’s stock option, RSU and PSA standard agreements. The applicable agreement contains the complete and controlling terms and conditions that apply to each type of award, which may vary by individual. For awards granted after January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 55 with 10 years of service. For awards granted prior to January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 62 with 5 years of service.

Termination
Scenario	Stock Options	Restricted Stock Units	Performance Share Awards
Termination without cause	Vested options will remain exercisable for one year from the date of termination. Unvested options will terminate.	Unvested portion of award will terminate.	For awards granted at least one year prior to termination, a pro rata payout will be made based on actual performance, at the end of the three-year performance cycle. All unearned PSAs will terminate.
Death	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for one year after termination.	Grants 2016 or later: a pro rata portion of unvested shares will immediately vest.	Grants 2016 or later: a pro rata payout will be made based on actual performance, at the end of the three-year performance cycle.
	Grants prior to 2016: all unvested options immediately vest and remain exercisable for one year.	Grants prior to 2016: all unvested shares will immediately vest.	Grants prior to 2016: a pro rata payout will be made based on assumed target performance, at the end of the three-year performance period.
Disability	Grants 2016 or later: unvested options continue to vest according to their original vesting schedule and remain exercisable for one year.	Grants 2016 or later: shares will continue to vest.	Grants 2016 or later: a pro rata payout will be made based on actual performance, at the end of the three-year performance cycle.
	Grants prior to 2016: all unvested options immediately vest and remain exercisable for one year.	Grants prior to 2016: all unvested shares will immediately vest.	Grants prior to 2016: a pro rata payout will be made based on assumed target performance, at the end of the three-year performance period.
Retirement	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for five years after the termination date.	Grants 2016 or later: a pro rata portion of unvested shares will immediately vest.	Grants 2016 or later: a pro rata payout will be made based on actual performance, at the end of the three-year performance cycle.
	Grants prior to 2016: all unvested options granted at least one year before retirement immediately vest and remain exercisable for five years after the termination date.	Grants prior to 2016: shares that were granted at least two years before retirement will immediately vest.	Grants prior to 2016: for awards granted at least two years prior to termination a pro rata payout will be made based on actual performance, at the end of the three-year performance period. For awards granted less than two years prior to termination, a pro rata payout will be made based on the lesser of actual performance or target level and will be paid at the end of the three-year performance period.
Termination for cause	All outstanding stock options will terminate.	Unvested portion of award will terminate.	All unearned PSAs will terminate.
Change in control and termination other than for cause within 2 years	All unvested options will immediately vest and remain exercisable for two years after the termination date.	All unvested shares will become vested.	Vesting of PSAs based on actual performance will occur for full years that have been completed and based on target for any remaining period.

Potential Payments Upon Termination Or Change In Control

The amount of compensation payable to each NEO if termination of employment or a change in control occurs, assuming a December 31, 2016 triggering event, is listed in the table below1.

			Without Cause/Good				Change in
	Voluntary	For Cause	Reason			Change in	Control with
	Termination [7]	Termination [8]	Termination [9]	Death [10]	Disability [11]	Control [12]	Termination [13]	Retirement [14]
P. Dempsey
Cash Compensation/ Severance			$2,270,103	$670,103	$670,103		$1,677,468
Additional Retirement Benefits [2]							351,101
Continuation of Other Benefits [3]			192,569				370,139
Stock Options [4]				1,132,629	612,430		1,907,455
Restricted Stock Units [5]				1,552,626	1,057,371		2,290,291
Performance Share Awards [6]			2,774,070	3,681,373	3,681,373		6,121,922
Total			5,236,742	7,036,731	6,021,277		12,718,376
C. Stephens, Jr.
Cash Compensation/ Severance			718,431	257,431	257,431		1,909,516
Additional Retirement Benefits [2]							124,459
Continuation of Other Benefits [3]			134,167				253,335
Stock Options [4]				301,888	162,276		509,844
Restricted Stock Units [5]				422,512	289,167		621,107
Performance Share Awards [6]			845,657	1,029,014	1,029,014		1,545,892
Total			1,698,255	2,010,845	1,737,888		4,964,153
S. Mayo
Cash Compensation/ Severance			681,103	256,103	256,103		1,559,980
Additional Retirement Benefits [2]							36,700
Continuation of Other Benefits [3]			56,203				97,405
Stock Options [4]				187,742	99,146		319,718
Restricted Stock Units [5]				259,198	175,407		384,055
Performance Share Awards [6]			851,979	968,949	968,949		1,308,792
Total			1,589,285	1,671,992	1,499,605		3,706,650
M. Beck
Cash Compensation/ Severance			475,007	85,007	85,007	$77,938	1,332,945
Additional Retirement Benefits [2]							45,083
Continuation of Other Benefits [3]			72,767				130,534
Stock Options [4]				117,975			313,813
Restricted Stock Units [5]				154,874			411,890
Performance Share Awards [6]				228,817	228,817		686,452
Total			547,774	586,673	313,824	77,938	2,920,717
J. Berklas
Cash Compensation/ Severance			555,954	185,954	185,954		1,258,954
Additional Retirement Benefits [2]							44,506
Continuation of Other Benefits [3]			47,655				80,310
Stock Options [4]				103,765	43,358		193,748
Restricted Stock Units [5]				145,390	88,249		230,509
Performance Share Awards [6]			98,033	177,066	177,066		384,149
Total			701,642	612,175	494,627		2,192,176
1.	The value of equity awards vesting upon a change in control, death or disability are equal to the grant's intrinsic value as of December 31, 2016 based on the closing market price of $47.42. Equity awards and non-equity incentive plan compensation that were fully vested by their terms as of December 31, 2016 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End Table.
2.	The value of these benefits is based upon provisions of the change in control severance agreements with our NEOs whereby the executives are entitled to the value of additional retirement benefits that would have been earned had they continued employment for two additional years after employment termination.
3.	The value of these benefits is based upon the Executive Separation Pay Plan and the change in control severance agreements with our NEOs whereby the executives are entitled to continued participation in the Company’s welfare and fringe benefit plans for 12 or 24 months upon covered terminations of employment, and continuation of premium payments and benefits under the SEELIP, ELIP, or EGTLIP as applicable. Although continued participation may cease to the extent the NEO subsequently has coverage elsewhere, the numbers set forth in the table above reflect an estimate of coverage for the maximum applicable time period.

4.	Amounts reflect the difference between the exercise price of the options underlying the awards and the closing market price of $47.42 as of December 31, 2016. Options with a strike price greater than $47.42 are shown as $0. Equity awards that were fully vested by their terms as of December 31, 2016 are not included in the numbers shown above. Calculation assumes that options are exercised immediately, although severance agreements allow 2 years to exercise following a Change in Control and qualified termination and 1 year in the case of death or disability. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End Table.
5.	Amounts reflect the market value of the shares underlying the awards as of December 31, 2016 at the closing market price of $47.42 and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2016. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End Table.
6.	Amounts reflect the market value of the shares underlying the awards as of December 31, 2016 at the closing market price of $47.42 and assume target level performance and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2016. No values are included in the Change In Control column because performance results are determined and approved by the CMDC in February 2017. For Without Cause/Good Reason Termination, performance shares granted over a year prior to the termination date are pro-rated at target. For death and disability, all unvested performance shares are pro rated at target.
7.	No additional payment is due under the Annual Incentive Plans for the Cash Compensation/Severance row of the table; participants must be employed on the date of payment to receive an award.

8.	The Executive Separation Pay Plan stipulates no separation benefits are due if the executive is terminated for misconduct. Under the Annual Incentive Plans, the officer generally must be employed on the date of payment to receive an award. A retirement-eligible officer also gets no bonus under the Annual Incentive Plans if terminated for Cause.
9.	The amount in the Cash Compensation/Severance row of the table equals one year's salary (or two years' salary for Dempsey) and includes a pro rated award under the Annual Incentive Plans for all executives. Under the Annual Incentive Plans, an executive terminated other than for cause after October 31, 2016 is entitled to a prorated award. The amounts shown in the table assume performance at target levels for 2016 and future years.
10.	No additional salary is due upon death or disability, but, under the Annual Incentive Plans, the participant would be entitled to a prorated award for a death or disability on December 31, 2016. Participants' beneficiaries would also be entitled to life insurance benefits as well as certain pension plan death benefits not shown on this table. Prorated equity awards vest at date of death for awards granted on or after January 1, 2016. Proration is based on days worked in performance period for performance shares. Proration is based on days worked since grant date for other equity awards. Restricted Stock Units and Stock Options awarded before January 1, 2016 vest in full upon death or disability. No incremental value is shown for death because the table assumes death occurred on the last day of the year; the awards would then have already been earned.
11.	Participants would be able to receive short-term disability and long-term disability payments available to all salaried employees for which amounts are not shown in the table above. Participants would also accrue service under some of the pension plans during a period of disability. Equity awards granted on or after January 1, 2016 (other than performance shares) are subject to continued vesting upon the occurrence of a qualifying disability event. No incremental value is shown for disability because vesting does not accelerate upon termination for disability. For information on any outstanding fully-vested awards, see the Outstanding Equity Awards at Fiscal Year End Table.
12.	Upon a change in control event with continued employment, executives are entitled to a pro rated target bonus. The table reflects a December 31, 2016 change in control event. Since a portion of the 2016 bonus is earned as of December 31, 2016, the Cash Compensation/Severance row includes the excess (if any) of the full-year target bonus over the amount actually awarded for the year.
13.	Executives are entitled to 2 years salary and a pro-rated target bonus upon a change in control. The table reflects a December 31, 2016 event. Since a portion of the 2016 bonus is earned as of December 31, 2016, the Cash Compensation/Severance row includes the excess (if any) of the full-year target bonus over the amount actually awarded for the year. Pro-rated bonus is based on target for Beck, and actual for all other NEOs. Agreements separately provide for a bonus component of the severance benefit. For all NEOs, this is based on a 2x multiple of a 3-year average bonus or the target bonus if target is more favorable, for post-change in control termination. The severance benefits shown for Mr. Dempsey for a post-change in control termination have been reduced by $2,384,386, to the largest after-tax payment.
14.	No pro-rated bonus is due to the executives as of December 31, 2016 as none of the NEOs were eligible to retire. Equity awards only allow for retirement treatment if an executive retires at or after attaining age 62 with at least five years of service. No amounts are shown in this column as none of the NEOs were eligible to retire on December 31, 2016.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2016.

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance Under Equity
	Issued Upon Exercise of	Weighted-average Exercise	Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(excluding securities reflected
Plan Category	Warrants and Rights	Warrants and Rights	in column a)
	(a)	(b)	(c)
Equity Compensation Plans	1,256,599 [1]	28.67 [2]	6,108,925 [3]
Approved by Security Holders
Barnes Group Inc., Stock and
Incentive Award Plan (2014 Plan)
Employee Stock Purchase Plan
(ESPP)			285,399
Non-Employee Director Deferred	38,400
Stock Plan, As Further Amended
Total	1,294,999		6,394,324
1.	Included in this amount are 308,904 shares reserved for RSU awards, 288,788 shares reserved for PSAs assuming target performance and 69,747 shares reserved for PSAs assuming above target performance.
2.	Weighted-average exercise price excludes 597,692 shares for restricted stock awards with a zero exercise price.
3.	The 2014 Plan allows for stock options and stock appreciation rights to be issued at a ratio of 1:1 and other types of incentive awards at a ratio of 2.84:1.

STOCK OWNERSHIP

Security Ownership Of Certain Beneficial Owners

As of March 1, 2017, the individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

Beneficial Ownership of Common Stock
Name of Person or Group	Common Stock	Percent of Common Stock
BlackRock Inc.	5,658,313	10.5%
Bank of America Corporation and Affiliates	5,198,332	9.66%
Vanguard Group Inc.	4,297,405	7.98%
Dimensional Fund Advisors LP	3,507,270	6.5%
Mr. Thomas O. Barnes	3,031,844	5.6%

Nature of Beneficial Ownership of Common Stock
		Bank of America	Vanguard	Dimensional Fund
	BlackRock, Inc.	Corporation	Group Inc.	Advisors LP	Mr. Thomas O. Barnes
Sole voting power	5,539,003	none	59,936	3,446,700	3,031,844*
Shared voting power	none	5,193,581	6,032	none	none
Sole investment power	5,658,313	none	423,399	3,507,270	938,580*
Shared investment power	none	5,198,289	63,406	none	2,093,264
*Includes 12,000 shares Mr. T. Barnes has the right to receive under the Non-Employee Director Deferred Stock Plan.

The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc., 55 East 52nd Street, New York, NY 1005, with the SEC on January 12, 2017; Schedule 13G/A filed by Bank of America Corporation (BoA), Bank of America Corporate Center, 100 N Tryon Street, Charlotte, NC 28255, with the SEC on February 9, 2017; Schedule 13G/A filed by Vanguard Group Inc., 100 Vanguard Blvd., Malvern, PA 19355, with the SEC on February 10, 2017; Schedule 13G filed by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas with the SEC on February 9, 2017 and Company records for Mr. T. Barnes, 123 Main Street, Bristol, CT 06010.

Security Ownership Of Directors And Executive Officers

As of March 1, 2017, each of our directors and NEOs and all directors and executive officers as a group beneficially owned the number of shares of Common Stock shown below. The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act.

	Amount and Nature of Beneficial
Name of Person or Group	Ownership [1]	Percent of Common Stock
Thomas O. Barnes	3,031,844	5.6%
Elijah K. Barnes	31,271	*
Michael A. Beck	0	*
Gary G. Benanav	60,573	*
James P. Berklas	2,087	*
Patrick J. Dempsey	272,866	*
Thomas J. Hook	1,925	*
Mylle H. Mangum	21,348	*
Hans-Peter Männer	400,721	*
Scott A. Mayo	15,310	*
Hassell H. McClellan	17,213	*
William J. Morgan	38,556	*
Anthony V. Nicolosi (Director Nominee)	0	*
JoAnna L. Sohovich	5,188	*
Christopher J. Stephens, Jr.	119,045	*
Current directors & executive officers as a group (19)[2]	4,571,680	8.5%
*	Less than 1% of Common Stock beneficially owned.
	1.	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this note.
	2.	Includes 11,831 shares for Mr. Kramer who resigned from the Board in September 2016 and 409,573 shares for Mr. Bristow who did not stand for re-election to the Board at the May 2016 Annual Meeting.

Mr. T. Barnes has sole voting power with respect to 3,031,844 shares; sole investment power with respect to 938,580 shares and shared investment power with respect to 2,093,264 shares. Of the shares of Common Stock owned by Mr. T. Barnes, 100,000 shares are pledged.

The shares listed for Messrs. Berklas, Dempsey, Mayo and Stephens and all directors and executive officers as a group include 1,703; 90,452; 7,569; 43,369 and 188,601 shares, respectively, which they have the right to acquire within 60 days after March 1, 2017.

The shares listed for Messrs. T. Barnes, Dempsey and Stephens and all directors and executive officers as a group include 35,084; 4,123; 1,908; and 55,887 shares, respectively, over which they have shared investment power. These shares are held under the Company’s Retirement Savings Plan.

The shares listed for Messrs. T. Barnes, Benanav and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described in “Deferred Compensation” on page 14.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and beneficial owners of 10% or more of our Common Stock file reports with the SEC concerning their ownership, and changes in their ownership, of our Common Stock. Based on our review of reports filed with the SEC and written representations from our directors and executive officers, we had one late Form 4 to report the open market sale of common stock for Ms. Dawn Edwards, Senior Vice President, Human Resources due to an administrative error.

RELATED PERSON TRANSACTIONS

Policies And Procedures For Related Person Transactions

We have a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and its stockholders and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are no less favorable to us than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. The Corporate Governance Committee may consider the following:

●	the extent of the related person’s interest in the transaction;
●	whether the transaction would create an actual or apparent conflict of interest;
●	the availability of other sources or comparable products or services, if applicable;

●	whether the item is generally available to substantially all employees, if applicable;
●	the benefit to the Company; and
●	the aggregate value of the transaction.

Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction.

For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

Related Person Transactions For 2016

In 1999, the Company entered into collateral assignment split dollar life insurance agreements (“Agreements”), which replaced similar agreements that had been entered into in 1985, with our current Chairman of the Board and his sister. The insured under the policies is the father of our current Chairman of the Board. The current beneficiaries under the policies are our current Chairman and his sister. The Agreements were originally entered into when our current Chairman’s father was the Company’s chief executive officer and chairman of the board, and they were customary at the time. Since 1985, the Company has paid an annual premium of $49,500 for each policy as required under the Agreements. Upon termination of the Agreements or death of the insured, the Company is entitled to the greater of the aggregate premiums paid or the cash value of the policies. As of December 31, 2016, the death benefit of each policy was $3,493,267. The aggregate premiums paid by the Company for each policy was $1,715,344 and the cash value of each policy was $1,828,344.

AUDIT MATTERS

Audit Committee Report

The Board of Directors has ultimate authority and responsibility for effective corporate governance, including the role of oversight of Company management. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the Company's accounting policies and internal controls, financial reporting process and practices and legal and regulatory compliance. The Audit Committee relies on the expertise and knowledge of management and the Company’s independent registered public accounting firm in carrying out its oversight responsibilities.

Through regularly scheduled meetings, the Audit Committee facilitates open communication among the Board of Directors, Company management and the Company’s independent and internal auditors. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls, for preparing financial statements and for the public reporting process. The Company’s independent registered public accounting firm for 2016, PricewaterhouseCoopers (PwC), was responsible for expressing opinions on the conformity of the Company’s audited financial statements for the year ended December 31, 2016 with generally accepted accounting principles and on the effectiveness of internal controls over our financial reporting.

With respect to the fiscal year ended December 31, 2016, the Audit Committee, among other things: oversaw compliance with legal and regulatory requirements; reviewed and discussed with management and PwC the Company’s financial statements and financial reporting process, including the audited financial statements included in the Company’s Annual Report on Form 10-K; discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard (AS) No. 16 (reorganized as No. 1301, effective December 31, 2016); and reviewed and discussed the qualifications, performance and independence of PwC. In addition, the Audit Committee received from PwC the written disclosures and letter required by PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors and the Board of Directors approved, inclusion of the audited financial statements for the fiscal year ended December 31, 2016, in our Annual Report on Form 10-K for 2016 filing with the SEC.

THE AUDIT COMMITTEE

William J. Morgan, Chair	Thomas J. Hook
Elijah K. Barnes	Hassell H. McClellan

Principal Accounting Fees And Services

Fees paid to PricewaterhouseCoopers LLP for 2016 and 2015 are set forth below:

Type of Fees	2016	2015
Audit Fees [1]	$2,228,175	$2,270,505
Audit-Related Fees [2]	776,000	413,165
Tax Fees [3]	862,371	1,181,737
All Other Fees [4]	2,000	4,000
Total Fees	3,868,546	3,869,407
1.	Fees for professional services provided in connection with the integrated audit of the Company’s financial statements and internal controls over financial reporting for the respective years, and review of financial statements included in Forms 10-Q, and includes statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. Fees included in these balances for 2016 related to the acquisition of the FOBOHA business, which was integrated into the Company's Industrial segment in 2016, were $148,000. Included in 2015 were fees of $30,000 related to the acquisition of the Thermoplay business.
2.	Fees primarily for transactional and due diligence reviews and benefit plan audits. Due diligence fees included in these balances for 2016 related to the acquisition of the FOBOHA business in 2016 were $336,000. Included in 2015 were due diligence fees of $230,000 related to the acquisition of the Thermoplay business.

3.	Fees for tax compliance, tax consulting and expatriate tax services. Included in the 2016 balances are fees for due diligence related to the acquisition of FOBOHA; tax consulting fees related to the acquisition of Thermoplay business of $153,778 and $56,123, respectively. Also included in the 2015 balances are tax consulting and due diligence fees related to the acquisition of the Thermoplay business of $45,308 and $74,763 and the acquisition of the Priamus business of $53,287 and $76,959 respectively.
4.	All Other Fees are license fees for PricewaterhouseCoopers LLP's publication Comperio.

Proposal 5 – Ratify The Selection Of PricewaterhouseCoopers LLP As The Company’s Independent Auditor For 2017

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017. Although not required by the Company’s Charter or Bylaws, the Company has determined to ask stockholders to ratify this selection as a matter of good corporate practice. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, have the opportunity to make a statement, if desired, and be available to respond to appropriate questions.

The Board recommends a vote FOR this Proposal.

VOTING INFORMATION

Who Can Vote

Only stockholders of record at the close of business on March 9, 2017 will be entitled to vote at the 2017 Annual Meeting. As of March 9, 2017, the Company had 53,720,710 outstanding shares of common stock, par value $.01 per share (Common Stock), each of which is entitled to one vote.

Voting Your Shares

You can vote your shares either by proxy or in person at the 2017 Annual Meeting. If you choose to vote by proxy, you can do so in one of four ways:

	In the U.S. or Canada, you can vote your shares by calling +1 (800) 690-6903		You can vote your shares using the internet at www.proxyvote.com. You will need the 12-digit control number on the Notice of Internet Availability or proxy card.
Phone		Internet

	You can vote your shares by scanning the QR code. You will need the 12-digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.		You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.
QR CODE		Mail

If you vote by internet or telephone, you should not return your proxy card.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Revocation of Proxy

A stockholder who executes and delivers a proxy may revoke it at any time before it is exercised by voting in person at the 2017 Annual Meeting, by delivering a subsequent proxy, by notifying the inspectors of the election in person or in writing or, if previous instructions were given through the internet or by telephone, by providing new instructions by the same means.

Quorum

For the business of the 2017 Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2017 Annual Meeting must be present in person or represented by proxy at the 2017 Annual Meeting to have a quorum. Shares represented at the meeting by proxies including abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum.

Voting Standards And Board Recommendations

Voting Item		Voting Standard	Board Recommendation
1.	Election of 11 directors	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter. Proxies may not be voted for more than the number of nominees named by the Board.	For
2.	Ratify the Company’s bylaw amendment allowing proxy access	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter	For
3.	Advisory vote to approve the Company’s executive compensation	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter	For
4.	Advisory resolution regarding the frequency of holding an advisory vote on the Company’s executive compensation	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter	Annual
5.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2017	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter	For

Broker Non-votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Under applicable NYSE rules, if you hold your shares through a bank or brokerage firm and your broker delivers the Notice of Internet Availability or the printed proxy materials to you, the broker has discretion to vote on “routine” matters only. Of the matters to be voted on as described in this proxy statement, only the ratification of the selection of our independent registered public accounting firm is considered “routine” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

Effect of Broker Non-votes And Abstentions

Abstentions and broker non-votes will not have an effect on the outcome of Proposal 1 (election of directors). In voting on Proposal 2 (proxy access), Proposal 3 (executive compensation), Proposal 4 (frequency of holding an advisory vote on the Company’s executive compensation) and Proposal 5 (independent auditor), abstentions will have the effect of votes against the proposals and broker non-votes will not have an effect on the outcome of the vote.

Participants In The Barnes Group Inc. Retirement Savings Plan

You must provide the trustee of the Barnes Group Inc. Retirement Savings Plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the internet. You cannot vote your shares in person at the 2017 Annual Meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. Except as otherwise required by law, if the trustee does not receive your instructions, the trustee will vote your shares in the same proportion on each issue as it votes those shares for which it has received voting instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time (EDT) on May 2, 2017.

DOCUMENT REQUEST INFORMATION

E-Proxy Process

According to the rules of the Securities and Exchange Commission (the SEC), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials (proxy statement for the 2017 Annual Meeting, the proxy card and the 2016 Annual Report to Stockholders) by providing access to these materials on the internet.

A Notice of Meeting and Internet Availability of Proxy Materials will be mailed to stockholders on or about March 20, 2017. We are providing this notice in lieu of mailing the printed proxy materials and instructing stockholders as to how they may: (1) access and review the proxy materials on the internet; (2) submit their proxy; and (3) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis at no charge by following the instructions in the notice. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

Stockholders Requesting Copies Of 2016 Annual Report

Stockholders may request and we will promptly mail without charge a copy of the 2016 Annual Report by writing to: Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Householding Of Annual Meeting Materials

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the 2016 Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

Upon written or oral request to Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or via telephone to the Investor Relations department at (800) 877-8803, we will promptly provide separate copies of the 2016 Annual Report and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or the 2016 Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2, 3, 4 and 5 of the Notice of 2017 Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given before the meeting, will be voted in the manner specified therein.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

A proposal for action to be presented by any stockholder at the 2018 Annual Meeting of Stockholders will be acted upon only:

If the proposal is to be included in the proxy statement and form of proxy, the proposal is received at the Company’s Office of the Secretary at the address below on or before November 23, 2017; or

If the proposal is not to be included in the proxy statement, or to nominate candidates for election as directors, it must be in accordance with our Bylaws, which provide that they may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between December 6, 2017 and January 5, 2018. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the 2018 Annual Meeting, the reasons for conducting the business at the 2018 Annual Meeting and the stockholder’s ownership of the Company’s capital stock. The requirements for the notice are set forth in the Bylaws, which are available on the Company’s website, www.BGInc.com. Stockholders may also obtain a copy by writing to the Company at:

Legal Services Barnes Group Inc. 123 Main Street Bristol, Connecticut 06010

March 20, 2017

BARNES GROUP INC. RESOURCES
●Corporate	http://www.barnesgroupinc.com/
●Leadership	http://www.barnesgroupinc.com/about-bgi/leadership-team.aspx
●Investor Relations	http://ir.barnesgroupinc.com/investor-relations/overview/default.aspx
●Annual Meeting	http://s2.q4cdn.com/115332500/files/doc_downloads/annual_reports/2015/Barnes-Group-Inc.-2015-Annual-Report-(web_bmk).pdf
●Proxy Statement	http://s2.q4cdn.com/115332500/files/doc_downloads/supplemental_report_2014/2016/Barnes-Group-Inc-2016-Proxy-Statement-(bookmarked).pdf
●Press Releases	http://ir.barnesgroupinc.com/investor-relations/press-releases/default.aspx
●Events and Presentations	http://ir.barnesgroupinc.com/investor-relations/events-and-presentations/default.aspx
●Barnes Enterprise System (BES)	http://www.barnesgroupinc.com/about-bgi/barnes-enterprise-system.aspx
FINANCIAL REPORTING
●Annual Reports	http://ir.barnesgroupinc.com/investor-relations/financial-reports/annual-reports/default.aspx
●SEC Filings	http://ir.barnesgroupinc.com/investor-relations/financial-reports/sec-filings/default.aspx
●Quarterly Reports	http://ir.barnesgroupinc.com/investor-relations/financial-reports/quarterly-reports/default.aspx
GOVERNANCE
●Board of Directors	http://www.barnesgroupinc.com/about-bgi/board-of-directors.aspx
●Communicating Concerns to Directors	https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp
●Audit Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/audit-committee/default.aspx
●Compensation and Management Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/compensation-and-management/default.aspx
●Corporate Governance Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/corporate-governance-committee/default.aspx
●Executive Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/executive-committee/default.aspx
●Company Bylaws	http://s2.q4cdn.com/115332500/files/doc_downloads/Barnes/ Laws-Effective-7-28-2016.pdf
●Certificate of Incorporation	http://s2.q4cdn.com/115332500/files/doc_downloads/Barnes/Restated-Certificate-of-Incorporation-05032013.pdf
●Corporate Governance Guidelines	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/executive-committee/default.aspx
●Code of Business Ethics and Conduct	http://s2.q4cdn.com/115332500/files/doc_downloads/code_of_business/2015/Code-of-Conduct-English-compressed.pdf
●Corporate Social Responsibility Report	http://www.barnesgroupinc.com/about-bgi/corporate-social-responsibility.aspx
●Political Activity Policy	http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/Barnes-Group-Political-Activity-Policy-December-2015.pdf
●Conflicts Mineral Policy	http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/Conflict-Minerals-Policy.pdf
●California Transparency in Supply Chains Act Disclosure	http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/California-Transaparency-in-Supply-Chains-Act.pdf
STOCK INFORMATION
●Stock Quote and Chart	http://ir.barnesgroupinc.com/investor-relations/stock-information/stock-quote-and-chart/default.aspx
●Historical Price Lookup	http://ir.barnesgroupinc.com/investor-relations/stock-information/historical-price-lookup/default.aspx
●Dividends	http://ir.barnesgroupinc.com/investor-relations/stock-information/dividends-and-splits/default.aspx

ACRONYMS
AC	Audit Committee
BOD	Board of Directors
CD&A	Compensation Discussion and Analysis
CG	Corporate Governance Committee
CMDC	Compensation and Management Development Committee
DC Plan	Deferred Compensation Plan
DWC	Days Working Capital
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization
EGTLIP	Executive Group Term Life Insurance Program
ELIP	Enhanced Life Insurance Program
EPS	Earnings Per Share
ESPP	Employee Stock Purchase Plan
MICP	Management Incentive Compensation Plan
MSSORP	Modified Supplemental Senior Officer Retirement Plan
NEO	Named Executive Officer
NYSE	New York Stock Exchange
OM	Operating Margin
PCAOB	Public Company Accounting Oversight Board
PLBP	Performance-Linked Bonus Plan
PSA	Performance Share Award
RBEP	Retirement Benefit Equalization Plan
ROIC	Return on Invested Capital
RSU	Restricted Stock Units
SEC	Securities and Exchange Commission
SEELIP	Senior Executive Enhanced Life Insurance Program
SERP	Supplemental Executive Retirement Plan
SRIP	Salary Retirement Income Plan
TSR	Total Shareholder Return

A Global Industrial and Aerospace Manufacturer and Services Provider, Serving a Wide Range of End Markets and Customers	Two Global Business Segments: Industrial & Aerospace

HQ in Bristol, CT Global Operations in 90+ Locations; ~5,000 Employees	83 Consecutive Years of Paying a Dividend

A LONG HISTORY … SIGNIFICANT RECENT TRANSFORMATION

123 MAIN STREET
BRISTOL, CT 06010

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARNES GROUP INC.

VOTE ON DIRECTORS
The Board of Directors recommends you vote FOR all of the following director nominees:
	1.	Election of Directors		For	Against	Abstain
		1)	Thomas O. Barnes	☐	☐	☐
		2)	Elijah K. Barnes	☐	☐	☐
		3)	Gary G. Benanav	☐	☐	☐
		4)	Patrick J. Dempsey	☐	☐	☐
		5)	Thomas J. Hook	☐	☐	☐
		6)	Mylle H. Mangum	☐	☐	☐
		7)	Hans-Peter Männer	☐	☐	☐
		8)	Hassell H. McClellan	☐	☐	☐
		9)	William J. Morgan	☐	☐	☐
		10)	Anthony V. Nicolosi	☐	☐	☐
		11)	JoAnna L. Sohovich	☐	☐	☐
VOTE ON PROPOSALS
The Board of Directors recommends you vote FOR proposals 2 and 3:				For	Against	Abstain
	2.	Ratify the Company’s bylaw amendment allowing proxy access.		☐	☐	☐
	3.	Advisory vote to approve the Company’s executive compensation.		☐	☐	☐
The Board of Directors recommends you vote 1 Year on the following proposal				1 Year	2 Years	3 Years	Abstain
	4.	Advisory resolution regarding the frequency of holding an advisory vote on the Company’s executive compensation.		☐	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 5				For	Against	Abstain
	5.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2017.		☐	☐	☐

NOTE: To conduct such other business that may properly come before the meeting or any adjournment thereof.
●	For address changes and/or comments, please check this box and write them on the back where indicated.			☐
●	Please indicate if you plan to attend this meeting.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

E01099-Z67242-P73989

BARNES GROUP INC.

Annual Meeting of Stockholders
May 5, 2017 11:00 AM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint(s) Thomas O. Barnes and Patrick J. Dempsey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BARNES GROUP INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Eastern Daylight Time (EDT) on May 5, 2017, at the DoubleTree By Hilton in Bristol, CT 06010, and any adjournment or postponement thereof. The shares represented by this proxy will be voted as directed by the undersigned stockholder(s). If no direction is given when this proxy is returned, such shares will be voted “FOR” all of the director nominees listed in proposal 1, “FOR” proposals 2, 3, and 5 and “1 Year” on proposal 4. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to the account under this plan, please read the following as to the voting of such shares: if you do not provide voting instructions to the Trustee by 11:59 PM EDT on May 2, 2017, your shares will be voted in the same manner and proportion as shares for which instructions are timely received from other plan participants.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side